UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement

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☒ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to §240.14a-12

Agenus Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐ Fee computed on table in exhibit required by item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

A MESSAGE TO OUR STOCKHOLDERS FROM OUR CHAIRMAN & CEO

Dear Fellow Stockholders,

Over the past year, Agenus made substantial progress across the areas most critical to long-term value creation: durable clinical data in cancers with limited treatment options, expanding patient access through regulated early-access pathways, advancement of our registrational strategy, and a dramatic reduction in operating burn while preserving focus on the programs at the center of our strategy.

In 2025 and early 2026, we continued to generate data that we believe reinforce the differentiated potential of BOT+BAL, advanced patient access through regulated compassionate-use and named-patient programs, initiated our registrational Phase 3 BATTMAN trial, strengthened our balance sheet, and reduced annualized operating burn from levels above $200 million in prior years to an expected approximately $50 million, as reflected in our public disclosures. We made these choices deliberately and with discipline — to focus resources where we believe they can create the greatest long-term value for patients and stockholders.

What we accomplished in 2025 and early 2026

Durable clinical data across colorectal cancer and other solid tumors. At the 2025 ESMO Congress, BOT+BAL demonstrated approximately 39% two-year overall survival across more than 400 heavily pretreated patients spanning more than nine tumor types, including colorectal, ovarian, sarcoma, PD-(L)1-refractory NSCLC, and liver cancers. In refractory microsatellite stable metastatic colorectal cancer without active liver metastases, we reported that 42% of patients treated with BOT+BAL (n=123) were alive at two years, with median overall survival of 21 months. As of year-end 2025, approximately 1,200 patients had been treated with BOT and/or BAL in Phase 1 and Phase 2 trials. We believe these data continue to support the relevance of BOT+BAL in settings where patients have few effective options and where durability of benefit matters most.

Early access and first revenues realized. In September 2025, France’s medicines agency authorized reimbursed compassionate access for BOT+BAL in refractory MSS metastatic colorectal cancer without active liver metastases. In January 2026, France expanded that access to include platinum-resistant or platinum-refractory ovarian cancer and certain advanced soft-tissue sarcomas. We recognized our first revenues under this program in the fourth quarter of 2025 and, based on continued inquiry levels, expect realized income from France to continue. Outside France, patients have also been treated through regulatory-authorized paid named-patient programs in multiple countries across Europe and South and Central America, where a treating physician determines that BOT+BAL is appropriate for an individual patient based on the clinical data generated to date, medical need, and local regulatory requirements. These programs are important not only because they provide access where permitted, but because they reflect growing physician interest in BOT+BAL and offer early real-world validation of its relevance in settings with significant unmet need.

Registrational momentum. Our registrational Phase 3 BATTMAN/CO.33 trial evaluating BOT+BAL in patients with MSS metastatic colorectal cancer is now enrolling, with the first patient enrolled in March 2026. This study is the first global registrational Phase 3 trial of a next-generation CTLA-4/PD-1 combination in this late-line setting and is being led by the Canadian Cancer Trials Group, together with GI Cancer Trials Australia and the PRODIGE network in France, across more than 100 sites. In July 2025, the FDA agreed that this streamlined two-arm design, without a BOT monotherapy arm, could support a registration package. We view BATTMAN as an important and disciplined step forward in advancing BOT+BAL toward potential approval.

Balance sheet strengthened. In January 2026, we closed our strategic collaboration with Zydus Lifesciences, including the sale of our Emeryville and Berkeley biologics manufacturing facilities, for total consideration of $91.0 million. This transaction provided strategic capital, secured dedicated U.S. biologics manufacturing capacity, and materially improved our financial flexibility. At the same time, we sharply reduced operating burn and strengthened our ability to continue investing in the programs we believe matter most.

Strong management alignment with stockholders. I, together with our Chief Commercial Officer and certain other executives, elected to receive both base salary and annual bonus compensation entirely in Agenus common stock and stock options, with no cash component. That decision reflects a clear principle: management should be aligned directly and visibly with stockholders. The value realized by participating executives depends on the long-term performance of Agenus stock. We have asked stockholders to stay with us through a critical period for the Company, and management has made that same commitment.

Stock price performance and the changing operating environment

Our stock price in 2025 did not reflect the quality of our data, the discipline of our execution, or the progress the Company made. Two factors contributed to that disconnect.

First, the regulatory environment in the United States created headwinds. The FDA’s prior recommendation against pursuing an accelerated approval path for BOT+BAL in MSS metastatic colorectal cancer without active liver metastases required us to invest in and initiate a Phase 3 trial before pursuing a broader filing strategy, delaying both potential approval and broader patient access. Second, biotech market conditions remained challenging, placing sustained pressure on balance sheets across the sector.

We responded with discipline. Rather than pursue unnecessary dilution at depressed valuations, we reduced burn, sharpened our operating focus, strengthened the balance sheet, and continued advancing BOT+BAL.

We also believe aspects of the operating environment are changing. In 2025, the FDA also announced the National Priority Voucher Program, which is intended to accelerate review for therapies that address important national health priorities and unmet medical needs. At the same time, the growing burden of colorectal cancer has become even more visible, including data showing colorectal cancer is now the leading cause of cancer-related death in Americans under 50. Together, these developments suggest a more constructive environment for therapies that address serious unmet need and demonstrate meaningful clinical benefit.

We believe BOT+BAL aligns with the objectives of these evolving FDA initiatives: durable survival data in refractory MSS metastatic colorectal cancer without active liver metastases, activity across multiple difficult-to-treat tumor types, and a persistent lack of effective options in these settings. In 2026, we plan to engage with the FDA regarding potential accelerated pathways in the United States. In parallel, we are evaluating a conditional marketing authorization pathway with the European Medicines Agency, for which the French AAC program may provide an important foundation of real-world evidence.

What we are asking of stockholders this year

This year’s proxy includes two equity-related proposals, Proposals 3 and 4, that I believe are important to keeping our team together, preserving cash, and maintaining alignment through what I believe is a defining period for Agenus.

Proposal 3 asks stockholders to approve an increase of 5,000,000 shares under our 2019 Equity Incentive Plan. This additional pool is important to supporting continued equity-based compensation, paying 2025 bonuses in stock options rather than cash, hiring a new key talent, and making the annual grants we rely on to conserve cash while retaining the people needed to execute our strategy.

Proposal 4 asks stockholders to approve a one-time option exchange for executives, directors, and certain other employees. For executives and directors, any replacement options would carry an exercise price set at a 50% premium to the market price on the exchange date. In other words, those options would have no value unless stockholders first see approximately 50% appreciation from the exchange-date price. For all other participants, replacement options would be granted at fair market value. I believe this structure is both rigorous and aligned: management benefits only if stockholders benefit first.

These proposals are not about rewarding management for the past. They are about preserving the team, the incentives, and the discipline required to execute what comes next. Together with our continued emphasis on equity-based compensation and careful expense management, they are intended to support execution of BATTMAN, continued patient access in additional jurisdictions where permitted, and pursuit of the regulatory pathways described in this Proxy Statement — with continuity of the team that has brought us to this point.

We have faced headwinds, but we have not stood still. We have advanced our science, expanded patient access, strengthened our financial position, and remained focused on building long-term value. I believe Agenus is entering an important period, and what we need now is the continuity and alignment to keep moving. I respectfully ask for your support.

Sincerely,

Garo H. Armen, Ph.D.

Chairman and Chief Executive Officer

April 30, 2026

If you need assistance with voting, have questions about the proposals or if you need additional copies of the proxy statement or the enclosed proxy card you should contact:

Alliance Advisors, LLC

150 Clove Rd #400

Little Falls Township, NJ 07424

Call Toll-free: 1-844-202-6561

AGEN@AllianceAdvisors.com

AGENUS INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date Time Webcast Address		June 16, 2026 10:00 A.M., Eastern Time Live audio web conference at www.virtualshareholdermeeting.com/AGEN2026
		Proposal	Board Recommendation
	1.	To elect Garo Armen and Jennifer Buell as Class II directors, for a term of three years expiring at the 2029 Annual Meeting of Stockholders.	FOR each nominee

	2.	To approve an amendment to our 2019 Employee Stock Purchase Plan (as amended) to increase the number of shares of common stock authorized for issuance thereunder from 150,000 shares to 200,000 shares.	FOR

	3.	To approve an amendment to our Amended and Restated 2019 Equity Incentive Plan to increase the aggregate shares available for issuance by 5,000,000 shares.	FOR

4.

To approve a one-time stock option exchange program under our 2019 EIP, our Amended and Restated 2009 Equity Incentive Plan, and our 2015 Inducement Equity Plan, with premium strike prices applicable to director and executive officer replacement options.

FOR

	5.	To approve, in a non-binding advisory vote, the compensation of the Company's named executive officers for 2025 (Say-on-Pay).	FOR

	6.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026.	FOR

	7.	To consider any other business as may properly come before the 2026 Annual Meeting of Stockholders or any postponement or adjournment of the meeting.

Record Date		You are entitled to vote if you were a stockholder of record on April 22, 2026.

A list of stockholders entitled to vote will be open for examination by any stockholder for any purpose germane to the 2026 Annual Meeting of Stockholders for ten days before the meeting during ordinary business hours at our principal offices at 3 Forbes Road, Lexington, Massachusetts 02421.

It is important that your shares be represented at the 2026 Annual Meeting of Stockholders. Therefore, whether or not you plan to attend the meeting virtually, please complete your proxy and return it to us. If you attend the 2026 Annual Meeting of Stockholders virtually and wish to vote at the meeting, your proxy will not be used. You may also vote your shares over the internet or by telephone. Instructions for internet or telephonic voting are printed on your proxy card.

By order of the Board of Directors,

Garo H. Armen, Chief Executive Officer

April 30, 2026

AGENUS INC.

3 Forbes Road

Lexington, Massachusetts 02421

Telephone: (781) 674-4400

PROXY STATEMENT

April 30, 2026

This proxy statement contains information about the 2026 Annual Meeting of Stockholders of Agenus Inc. (the “Annual Meeting”), including any postponements or adjournments of the meeting. The Annual Meeting will be held virtually by live audio web conference at www.virtualshareholdermeeting.com/AGEN2026 on June 16, 2026 at 10:00 A.M., Eastern Time.

In this proxy statement, we refer to Agenus Inc. as “Agenus,” “us,” “we” or the “Company.”

This proxy statement and solicitation is being made on behalf of the Board of Directors of Agenus. In accordance with the “notice and access” rules approved by the Securities and Exchange Commission (“SEC”) and in connection with the solicitation of proxies by our Board of Directors, on or about April 30, 2026 we first sent a Notice of Internet Availability of Proxy Materials and provided access to our proxy materials (consisting of this proxy statement, our Annual Report on Form 10-K for the year ended December 31, 2025 and a form of proxy) over the internet to each stockholder entitled to vote at the Annual Meeting. We intend to mail to requesting stockholders full sets of our proxy materials (consisting of this proxy statement, our Annual Report on Form 10-K for the year ended December 31, 2025 and a form of proxy) on or about April 30, 2026.

Our Annual Report on Form 10-K for the year ended December 31, 2025 is also available on our corporate website at https://investor.agenusbio.com/financial-information/sec-filings and through the SEC’s EDGAR system at http://www.sec.gov. To request a printed copy of our Annual Report on Form 10-K, which we will provide to you without charge, write to Investor Relations, Agenus Inc., 3 Forbes Road, Lexington, Massachusetts 02421. No material on our website is part of this proxy statement.

PROXY SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. Because it is a summary, it does not contain all of the information you should consider when deciding how to vote. You should read the entire Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2025, before voting.

2025 Business Highlights

The 2025 fiscal year was defined by clinical validation, regulatory progress, initial revenue, and disciplined financial execution. The highlights below are drawn directly from our 10-K for the year ended December 31, 2025 and our subsequent public disclosures.

BOT/BAL — A Next-Generation CTLA-4/PD-1 Immunotherapy Combination

Botensilimab (BOT) is a multifunctional, Fc-enhanced CTLA-4 antibody designed to activate both innate and adaptive immunity. Balstilimab (BAL) is a fully human IgG4 PD-1 inhibitor. Together, BOT+BAL has demonstrated clinical activity in tumors historically resistant to checkpoint inhibition. As of year-end 2025, approximately 1,200 patients have been treated with BOT and/or BAL in Phase 1 and Phase 2 clinical trials.

Clinical Milestones

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Microsatellite stable (MSS) metastatic colorectal cancer (mCRC) (no active liver metastases) at ESMO GI 2025. 42% two-year overall survival and approximately 21-month median overall survival in 123 heavily pretreated patients — a population with few effective options.
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Tumor-agnostic activity at ESMO 2025. Approximately 39% two-year overall survival in over 400 heavily pretreated patients across more than nine tumor types including colorectal, ovarian, sarcoma, PD-(L)1-refractory non-small cell lung cancer, and hepatocellular cancers.
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BATTMAN Phase 3 enrolling. In March 2026, the first patient was enrolled in BATTMAN (CCTG CO.33) — the first global registrational Phase 3 trial of a next-generation CTLA-4/PD-1 immunotherapy combination in refractory MSS mCRC. The trial spans more than 100 sites across Canada, France, Australia, and New Zealand, led by the Canadian Cancer Trials Group with GI Cancer Trials Australia and the PRODIGE network (Unicancer, GERCOR, FFCD). FDA aligned with the Company on a streamlined two-arm design without a BOT monotherapy arm could support a regulatory package.

First Revenues and Expanding Patient Access

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France AAC — reimbursed through the national health system. In September 2025, France's medicines agency (ANSM) authorized reimbursed compassionate access (Autorisation d'Accès Compassionnel, or AAC) for BOT+BAL in refractory MSS mCRC without active liver metastases — the first government-reimbursed access for BOT+BAL granted by any country. In January 2026, France expanded the AAC protocol to include platinum resistant ovarian cancer and certain soft-tissue sarcomas. Initial revenues under this program were recognized in the fourth quarter of 2025 and are expected to continue as enrollment builds. Beyond the financial result, these revenues are an early real-world validator of physician and patient interest for BOT+BAL.
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Paid named-patient programs. Outside France, patients have also been treated through regulatory-authorized paid named-patient programs in multiple countries across Europe and South and Central America, where a treating physician determines that BOT+BAL is appropriate for an individual patient based on the clinical data generated to date, medical need, and local regulatory requirements. These programs are important not only because they provide access where permitted, but because they reflect real-world physician and patient interest in BOT+BAL.

Strengthened Balance Sheet

•
Zydus collaboration closed January 2026. We closed a strategic collaboration with Zydus Lifesciences Ltd. for total consideration of $91.0 million, including the sale of our Emeryville and Berkeley biologics manufacturing facilities. The transaction provided working capital, secured dedicated U.S. biologics production capacity for BOT+BAL, and materially improved financial flexibility.

•
Disciplined execution. The Company has substantially reduced annual operational net burn, from over $200 million in recent years to an expected approximately $50 million, as reflected in guidance provided in its public disclosures.

An Evolving U.S. Regulatory Environment

In 2025, the FDA announced the National Priority Voucher Program, which is intended to accelerate review for therapies that address important national health priorities and unmet medical needs. At the same time, the growing burden of colorectal cancer has become even more visible, including data showing colorectal cancer is now the leading cause of cancer-related death in Americans under 50. We believe BOT+BAL — with its durable survival data, tumor-agnostic signal, and profound unmet need in MSS mCRC — fits squarely within the objectives of these new initiatives.

Planned 2026 Regulatory Strategy

In 2026, we plan to engage with the FDA regarding potential accelerated pathways in the United States. In parallel, we are evaluating a conditional marketing authorization pathway with the European Medicines Agency, for which the French AAC program may provide an important foundation of real-world evidence. The basis for that effort rests on three reinforcing elements: (i) the evolving FDA framework described above; (ii) continued maturation of our long-term follow-up data, which reinforces the durability of clinical responses observed across multiple tumor types; and (iii) response criteria — a recognized endpoint for accelerated approval in oncology — that our data meaningfully support. There can be no assurance that any such filing will be accepted or that any accelerated, conditional, or other approval will be granted on the timelines we currently anticipate, or at all. Further details are set forth under “Forward-Looking Statements” later in this Proxy Statement.

Why We Are Asking for Your Support on Proposals 3 and 4

Proposals 3 and 4 are the two most important items on this year's ballot in terms of our ability to retain and motivate the team that produced the results summarized above, preserve cash and maintain alignment. The Board unanimously recommends a vote FOR each proposal for the reasons set out below, which are developed in full in the proposal sections that follow.

Proposal 3 — 5,000,000-Share EIP Increase	Proposal 4 — One-Time Option Exchange (Premium Strike for Executives)

What it does: Increases the aggregate share pool under our 2019 Equity Incentive Plan by 5,000,000 shares (approximately 12% of shares outstanding as of April 22, 2026).

Why we need it: Continued equity-based compensation is central to attracting and retaining talent and to aligning incentives with long-term stockholder returns. This pool funds annual grants, the payment of 2025 bonuses in equity and new-hire inducement awards. Without it, our current pool will be exhausted during the 2026 grant cycle.

Alignment: All awards would be granted at or above fair market value on the grant date, time-vest over multiple years, and tie compensation directly to stock price appreciation that benefits all stockholders.

What it does: Replaces deeply underwater options (exercise price $2.50 or higher) held by eligible employees, consultants, and non-employee directors with new options on a one-for-one basis.

Executive premium strike: Executive officers and non-employee directors' replacement options will be priced at 150% of the fair market value on the Exchange Date — meaning executives and directors receive zero value unless stockholders first see approximately 50% appreciation from the Exchange Date price.

Standard strike for everyone else: Non-executive employees and consultants receive replacement options struck at fair market value. No increase in the aggregate number of outstanding options.

GENERAL INFORMATION ABOUT OUR VIRTUAL STOCKHOLDER MEETING

Why a virtual meeting?	We have designed the virtual format for ease of stockholder access and participation. Stockholders may vote and submit questions online during the meeting by following the instructions below.

Who can attend the 2026 Annual Meeting?	Any Company stockholder as of the close of business on the record date, April 22, 2026, may attend the 2026 Annual Meeting.

How do I attend the 2026 Annual Meeting?

Our Annual Meeting will begin promptly at 10:00 A.M. Eastern Time in a virtual meeting format at www.virtualshareholdermeeting.com/AGEN2026. To participate in the Annual Meeting, you will need the 16-digit control number included in your Notice Regarding the Availability of Proxy Materials, your proxy card or on the instructions that accompanied your proxy materials. We encourage you to access the meeting prior to the start time. Online check-in will start 15 minutes before the meeting, and you should allow ample time for the check-in procedures. If your shares are held in a bank or brokerage account, instructions should also be provided on the voting instruction form provided by your bank or brokerage firm.

If you lose your 16-digit control number, you may join the Annual Meeting as a “Guest,” but you will not be able to vote or ask questions.

What if during the check-in time or during the Annual Meeting I have technical difficulties or trouble accessing the virtual Annual Meeting website?

We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting website. If you encounter any difficulties accessing the virtual meeting website during the check-in or meeting time, please call the technical support number that will be posted on the Annual Meeting log-in page.

VOTING PROCEDURES

YOUR VOTE IS IMPORTANT. PLEASE TAKE THE TIME TO VOTE. Stockholders have a choice of voting over the internet, by telephone, by mail using a proxy card, or by attending the 2026 Annual Meeting. Please refer to the proxy card or other voting instructions included with these proxy materials for information on the voting methods available to you. If you vote over the internet, by telephone, or virtually at the 2026 Annual Meeting, you do not need to return your proxy card.

Who can vote?

Each share of our common stock that you owned as of the close of business on April 22, 2026 (the “record date”), entitles you to one vote on each matter to be voted upon at the 2026 Annual Meeting. On the record date, there were 41,538,554 shares of Agenus common stock issued, outstanding, and entitled to vote.

Why did I receive a one-page notice in the mail regarding the internet availability of proxy materials instead of a full set of printed proxy materials?

Pursuant to the “notice and access” rules adopted by the SEC, we provide stockholders access to our proxy materials over the internet. Accordingly, we sent a Notice of Internet Availability of Proxy Materials (“Notice”) to all of our stockholders as of the record date. The Notice includes instructions on how to access our proxy materials over the internet and how to request a printed copy of these materials. In addition, by following the instructions in the Notice, stockholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis.

Choosing to receive your future proxy materials by e-mail will save us the cost of printing and mailing documents to you and will reduce the impact of our annual meetings of stockholders on the environment. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by e-mail will remain in effect until you revoke the election and request a full set of printed proxy materials.

What is the difference between holding shares directly in my name and holding shares in “street name”?

If your shares are registered directly in your name with our transfer agent, Equiniti Trust Company, you are considered the “stockholder of record.” The Notice was sent directly to you by our tabulator, Broadridge Financial Solutions, Inc. (“Broadridge”), on behalf of Agenus.

If your shares are held for you in an account by a broker, bank, or other nominee, you are considered the beneficial owner of shares held in “street name.”

How do I vote?

If your shares are registered directly in your name, you may vote:

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Over the internet. Go to the website of our tabulator, Broadridge, at http://www.proxyvote.com and follow the instructions. Your shares will be voted according to your instructions. If you do not specify how you want to vote your shares, your internet vote will not be completed and you will receive an error message. If you hold your shares directly and wish to vote over the internet, your vote must be received by 11:59 P.M. Eastern Time on June 15, 2026. If your shares are held in a Company stock plan and you wish to vote over the internet, your vote must be received by 11:59 P.M. Eastern Time on June 15, 2026.

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By telephone. Dial 1-800-690-6903 using any touch-tone telephone and follow the instructions. Your shares will be voted according to your instructions. If you hold your shares directly and wish to vote over the telephone, your vote must be received by 11:59 P.M. Eastern Time on June 15, 2026. If your shares are held in a Company stock plan and you wish to vote over the telephone, your vote must be received by 11:59 P.M. Eastern Time on June 15, 2026.

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By mail. Complete and sign the enclosed proxy card and mail it in the enclosed postage prepaid envelope to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The proxy card delivered by mail must be received on or prior to June 15, 2026. Your shares will be voted according to your instructions. If you do not specify how you want your shares voted, they will be voted as recommended by our Board of Directors.

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At the 2026 Annual Meeting. You may vote your shares at www.virtualshareholdermeeting.com/AGEN2026 during the 2026 Annual Meeting. You will need the 16-digit control number that is on either the notice or the proxy card when voting. Additional instructions regarding voting will be provided on the 2026 Annual Meeting website.

If your shares are registered in “street name,” you have the right to direct your broker, bank, or nominee how to vote your shares by using the voting instruction card included in the mailing, or by following their instructions for voting over the internet or by telephone.

How can I change my vote?

If your shares are registered directly in your name, you may revoke your proxy and change your vote at any time before the 2026 Annual Meeting. To do this, you must do one of the following:

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Vote over the internet as instructed above. Only your latest internet vote is counted.
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Vote by telephone as instructed above. Only your latest telephonic vote is counted.
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Sign a new proxy card and submit it as instructed above.
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Attend the 2026 Annual Meeting virtually and vote at the meeting. Attending the meeting will not revoke your proxy unless you specifically request it. Please refer to the instructions on page 2 for information on how to attend our 2026 Annual Meeting. You may vote during the meeting by following the instructions available on the meeting website.

If your shares are held in “street name,” you may submit new voting instructions by contacting your broker, bank, or nominee. You may also vote at the 2026 Annual Meeting if you deliver a valid and completed proxy card as described in the answer to the “How do I vote?” question above.

Will my shares be voted if I do not return my proxy?

If your shares are registered directly in your name, your shares will not be voted if you do not vote over the internet, vote by telephone, return your proxy, or vote through the web portal at the 2026 Annual Meeting.

If your shares are held in “street name,” your broker, bank, or nominee, under certain circumstances, may vote your shares for you if you do not return your proxy. A broker, bank, or nominee has authority to vote customers’ unvoted shares on some routine matters. If you do not give a proxy to your broker, bank, or nominee to vote your shares, it may either vote your shares on routine matters, or leave your shares unvoted. Proposal 6 (to ratify the appointment of KPMG LLP as our independent registered public accounting firm) is the only proposal that is considered a routine matter for this purpose. Your broker, bank, or nominee cannot vote your shares with respect to non-routine matters unless they receive your voting instructions. We encourage you to provide voting instructions to your broker, bank, or nominee by giving them your proxy. This ensures your shares will be voted at the 2026 Annual Meeting according to your instructions. You should receive directions from your broker, bank, or nominee about how to submit your proxy to them at the time you receive this proxy statement.

What does it mean if I receive more than one proxy card?

It means that you have more than one account, which may be at the transfer agent or brokers. Please vote over the internet or by telephone, or complete and return all proxies for each account to ensure that all of your shares are voted.

How many shares must be present to hold the 2026 Annual Meeting?

A majority of our outstanding shares of common stock as of the record date must be present at the 2026 Annual Meeting to hold the meeting and conduct business. This is called a quorum. Shares are counted as present at the meeting if the shares are voted in person or by proxy at the meeting. Shares that are present that vote to abstain or do not vote on one or more of the matters to be voted upon are counted as present for establishing a quorum.

If a quorum is not present, the 2026 Annual Meeting will be adjourned until we obtain a quorum.

What vote is required to approve each matter and how are votes counted?

Proposal 1—To elect two Class II directors, for a term of three years expiring at the 2029 Annual Meeting of Stockholders.

The nominee for director receiving the highest number of votes FOR election will be elected as a director. This is called a plurality. You may vote FOR the nominee or WITHHOLD your vote from the nominee. If your shares are held by your broker, bank, or nominee in “street name” and if you do not vote your shares or instruct your broker, bank, or nominee how to vote with respect to this item, your unvoted shares will be counted as “broker non-votes” (when a broker does not have authority to vote on the proposal in question). “Broker non-votes” are not counted for purposes of electing directors. Votes that are withheld will not be included in the vote tally for the election of directors and will have no effect on the results of the vote.

Proposal 2—To approve an amendment to our 2019 Employee Stock Purchase Plan (as amended) to increase the number of shares of common stock authorized for issuance thereunder from 150,000 shares to 200,000 shares.

To approve Proposal 2, a majority of the votes cast by stockholders present in person or represented by proxy at the 2026 Annual Meeting and voting on the matter must vote FOR Proposal 2. If your shares are held by your broker, bank, or nominee in “street name” and if you do not vote your shares or instruct your broker, bank, or nominee how to vote with respect to this item, your unvoted shares will be counted as “broker non-votes.” Abstentions and “broker non-votes” will not be counted as votes cast or shares voting on Proposal 2 and will have no effect on the vote.

Proposal 3—To approve an amendment to our Amended and Restated 2019 Equity Incentive Plan to increase the number of shares of common stock authorized for issuance thereunder from 12,050,000 shares to 17,050,000 shares.

To approve Proposal 3, a majority of the votes cast by stockholders present in person or represented by proxy at the 2026 Annual Meeting and voting on the matter must vote FOR Proposal 3. If your shares are held by your broker, bank, or nominee in “street name” and if you do not vote your shares or instruct your broker, bank, or nominee how to vote with respect to this item, your unvoted shares will be counted as “broker non-votes.” Abstentions and “broker non-votes” will not be counted as votes cast or shares voting on Proposal 3 and will have no effect on the vote

Proposal 4—To approve a one-time stock option exchange program under our 2019 Equity Incentive Plan (EIP), our Amended and Restated 2009 EIP, and our 2015 Inducement Equity Plan, with premium strike prices applicable to director and executive officer replacement options.

To approve Proposal 4, a majority of the votes cast by stockholders present in person or by proxy and voting on the matter must vote FOR Proposal 4. If your shares are held by your broker, bank, or nominee in “street name,” and you do not vote your shares, your broker, bank, or nominee has authority to vote your unvoted shares on Proposal 4. If the broker, bank, or nominee does not vote your unvoted shares, there will be no effect on the vote because these “broker non-votes” are not considered to be voting on the matter. Abstentions and “broker non-votes” will not be counted as votes cast or shares voting on Proposal 4, and will have no effect on the vote.

Proposal 5—To approve, in a non-binding advisory vote, the compensation of the Company's named executive officers (Say-on-Pay).

To approve Proposal 5, a majority of the votes cast by stockholders present in person or represented by proxy at the 2026 Annual Meeting and voting on the matter must vote FOR Proposal 5 Abstentions and “broker non-votes” will not be counted as votes cast or shares voting on Proposal 5 and will have no effect on the vote.

Proposal 6—To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026.

To approve Proposal 6, a majority of the votes cast by stockholders present in person or represented by proxy at the 2026 Annual Meeting and voting on the matter must vote FOR Proposal 6. If your shares are held by your broker, bank, or nominee in “street name,” and you do not vote your shares, your broker, bank, or nominee has authority to vote your unvoted shares on Proposal 6. If the broker, bank, or nominee does not vote your unvoted shares, there will be no effect on the vote because these “broker non-votes” are not considered to be voting on the matter. Abstentions will not be counted as votes cast or shares voting on Proposal 6 and will have no effect on the vote.

How does the Board of Directors recommend that I vote?

Our Board of Directors recommends that you vote:

•
FOR Proposal 1—To elect the nominated Class II directors, for a term of three years expiring at the 2029 Annual Meeting of Stockholders.
•
FOR Proposal 2—To approve an amendment to our 2019 Employee Stock Purchase Plan (as amended) to increase the number of shares of common stock authorized for issuance thereunder from 150,000 shares to 200,000 shares.
•
FOR Proposal 3—To approve an amendment to our Amended and Restated 2019 Equity Incentive Plan to increase the number of shares of common stock authorized for issuance thereunder from 12,050,000 shares to 17,050,000 shares.
•
FOR Proposal 4—To approve a one-time exchange of options to purchase shares under our 2019 EIP, our Amended and Restated 2009 Equity Incentive Plan, and the 2015 Inducement Equity Plan, with premium strike prices applicable to director and executive officer replacement options.
•
FOR Proposal 5—To approve, in a non-binding advisory vote, the compensation of the Company's named executive officers (Say-on-Pay).
•
FOR Proposal 6—To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026.

Are there other matters to be voted on at the 2026 Annual Meeting?

We do not know of any other matters that may come before the 2026 Annual Meeting. If any other matters are properly presented to the meeting, the persons named in the accompanying proxy card should vote, or otherwise act, in accordance with their judgment.

Where do I find the voting results of the 2026 Annual Meeting?	We will report the voting results in a Current Report on Form 8-K to be filed with the SEC within four business days after the end of the 2026 Annual Meeting.

Who bears the costs of soliciting these proxies?

We will bear the costs of soliciting proxies. In addition to the mailing of these proxy materials, our directors, officers, and employees may solicit proxies by telephone, e-mail, and in person, without additional compensation. We have retained Alliance Advisors, LLC at an estimated cost of $14,000 plus reimbursement of expenses to assist in our solicitation of proxies. Upon request, we will also reimburse brokerage houses and other custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses for distributing proxy materials to stockholders.

If you need assistance with voting, have questions about the proposals or if you need additional copies of the proxy statement or the enclosed proxy card you should contact:

Alliance Advisors, LLC

150 Clove Rd #400

Little Falls Township, NJ 07424

Call Toll-free: 1-844-202-6561

AGEN@AllianceAdvisors.com

How can I receive future proxy statements and annual reports over the internet instead of receiving printed copies in the mail?

This proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2025 are available on our website at https://investor.agenusbio.com/financial-information/sec-filings. Most stockholders can elect to view future proxy statements and annual reports over the internet instead of receiving printed copies in the mail.

If your shares are registered directly in your name, you can choose this option when you vote over the internet and save us the cost of producing and mailing these documents. You can also choose to view future proxy statements and annual reports over the internet. Your election to receive proxy materials by e-mail will remain in effect until you revoke the election and request a full set of printed proxy materials. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site.

If your shares are held in “street name,” you should check the information provided by your broker, bank, or other nominee for instructions on how to elect to view future proxy statements and annual reports over the internet. No material on our website is part of this proxy statement.

PROPOSAL 1—ELECTION OF DIRECTORS

The Board of Directors has nominated Garo Armen and Jennifer Buell for election as Class II directors. The nominees currently serve as Class II directors.

Our Board of Directors (the “Board”) is divided into three classes. One class is elected each year and members of each class hold office for three-year terms. The Board currently consists of six members. Two members are Class I directors, with terms expiring at the 2028 Annual Meeting of Stockholders. Two members are Class II directors, with terms expiring at the 2026 Annual Meeting. Two members are Class III directors, with terms expiring at the 2027 Annual Meeting of Stockholders. The Board has nominated Garo Armen and Jennifer Buell, for re-election to a term as Class II directors, expiring at the 2029 Annual Meeting of Stockholders.

For more information on nomination of directors, see “Corporate Governance and Nominating Committee” below in the section entitled “Our Corporate Governance—Committees of the Board.”

Your vote is requested in favor of Garo Armen and Jennifer Buell as Class II directors. The nominees have indicated their willingness to serve, if elected, but if they should be unable or unwilling to serve, proxies may be voted for substitute nominees designated by the Board.

There are no family relationships between or among any of our executive officers, directors, or nominees for director.

Board Snapshot

Director	Age	Director Since	Independent	Committees
Garo H. Armen, Ph.D.* (Class II)	73	1999	No (CEO)	Executive Committee
Jennifer Buell, Ph.D.* (Class II)	52	2024	No (Chair, Exec. Council)	—
Brian Corvese (Class I)	68	2007	Yes	Compensation (Chair); Corp. Governance & Nominating; Executive (Chair)
Timothy R. Wright (Class I)	68	2006	Yes	Audit & Finance; Compensation; Corp. Governance & Nominating; Executive; Affiliate Transactions
Susan Hirsch (Class III)	73	2020	Yes	Audit & Finance; Compensation; Affiliate Transactions
Thomas Harrison (Class III, Lead Director)	78	2024	Yes	Audit & Finance (Chair); Corp. Governance & Nominating (Chair)

* Nominee for election at the 2026 Annual Meeting.

Below are the names and certain information about each member of the Board, including Garo Armen and Jennifer Buell, the nominees for election as Class II directors:

CLASS II DIRECTORS – TERMS TO EXPIRE IN 2026 – FOR ELECTION AT THE 2026 ANNUAL MEETING

Garo H. Armen, Ph.D. Age: 73 Founder and Chairman and Chief Executive Officer of Agenus Inc. Director since 1999 (a) Executive Committee

Dr. Armen has been Chairman and Chief Executive Officer of Agenus since he co-founded the Company in 1994. He brings the Board a deep historical and practical knowledge of the business and its technologies, together with decades of experience in finance and biopharmaceuticals. From mid-2002 through 2004, Dr. Armen was Chairman of the Board of Elan Corporation, plc, which he helped restructure. He currently serves as Executive Chairman of Protagenic Therapeutics, Inc. and as Chairman of the Board of MiNK Therapeutics, Inc., a publicly traded affiliate of Agenus. Dr. Armen is also the founder and Chairman of the Children of Armenia Fund, a philanthropic organization established in 2000. He holds a Ph.D. in physical organic chemistry from the City University of New York.

Jennifer Buell, Ph.D. Age: 52 Chairman of the Executive Council of Agenus Inc. Director since 2024

Dr. Buell has served as President and CEO of MiNK Therapeutics since 2021 and as Chairman of the Executive Council of Agenus since 2023. She has more than 27 years of biopharmaceutical experience advancing programs from discovery through clinical development and commercialization. Since July 2020, Dr. Buell has served as a director of Protagenic Therapeutics, Inc. From 2018 to 2021, Dr. Buell was President and Chief Operating Officer of Agenus, where she was responsible for operations, investor relations, and external affairs. Prior to Agenus, she held R&D operations leadership positions at Bristol-Myers Squibb and the Harvard Clinical Research Institute (now Baim Institute). Dr. Buell holds a Ph.D. in Cellular, Biochemical, and Molecular Biochemistry and an M.S. in Biostatistics from Tufts University.

CLASS I DIRECTORS—TERMS TO EXPIRE IN 2028

Brian Corvese Age: 68 President and Founder of Vencor Capital Director since 2007 (a) Compensation Committee (Chair) (b) Corporate Governance and Nominating Committee (c) Executive Committee (Chair)

Since 1999, Mr. Corvese has been President and Founder of Vencor Capital, a private equity firm. He previously served as a Managing Director and partner at Soros Fund Management, and as a partner at Chancellor Capital Management where he managed portfolios focused on basic industries, restructurings, and special situations. Earlier in his career, Mr. Corvese was an equity analyst at Drexel Burnham Lambert covering the chemical and specialty chemical industries. He currently serves on the boards of National Telecommunications Corporation (Cairo) and Protagenic Therapeutics. He holds degrees in finance and political science from the University of Rhode Island and attended New York University Graduate School.

Timothy R. Wright

Age: 68

Director since 2006,

Lead Director 2009-July 2025

(a) Compensation Committee

(b) Corporate Governance and Nominating Committee

(c) Audit and Finance Committee

(d) Executive Committee

Mr. Wright is currently President and CEO of BIORG, a human organoid company, and a faculty member of the Wake Forest Institute for Regenerative Medicine. He is also currently serves on the board of Protagenic Therapeutics. He previously served as CEO of MiMedx Group from May 2019 to September 2022 and as a Founding Partner of Signal Hill Advisors, LLC since February 2011. Mr. Wright has held senior global executive roles including Executive Vice President, Mergers and Acquisitions, Strategy and Innovation at Teva Pharmaceutical Industries Ltd. and President of Covidien Mallinckrodt.

CLASS III DIRECTORS—TERMS TO EXPIRE IN 2027

Susan Hirsch Age: 73 Director since 2020 (a) Audit and Finance Committee (b) Compensation Committee

Ms. Hirsch has over 40 years of investment and finance experience, most recently as a Managing Director and Portfolio Manager at Nuveen, where she managed over $20 billion in assets. She previously served as Executive Vice President and Portfolio Manager for Mid-Cap Growth and technology sector portfolios at Jennison Associates, and as Senior Portfolio Manager at Lehman Brothers Global Asset Management and Delphi Asset Management. She holds a B.S. in accounting and finance from Brooklyn College. The Board has determined that Ms. Hirsch qualifies as an audit committee financial expert.

Thomas Harrison Age: 78 Director since 2024 Lead Director since July 2025 (a) Audit and Finance Committee (Chair) (c) Corporate Governance and Nominating Committee (Chair)

Mr. Harrison is Senior Operating Partner at Merida Capital Partners. He has been Chairman Emeritus of the Diversified Agency Services Division of Omnicom Group, Inc. since 2016, having served as Chairman and CEO of that division from 1997 to 2016, overseeing marketing services businesses across public relations, crisis management, branding, and healthcare advertising. He co-founded Harrison & Star Business Group and served as its Chairman and CEO from 1987 to 1997. He currently serves on the boards of AFC Gamma and Acurx Pharmaceuticals. Mr. Harrison holds Master of Science and Doctoral degrees from West Virginia University. The Board has determined that Mr. Harrison qualifies as an audit committee financial expert.

Vote Required

The nominee for director receiving the highest number of votes FOR election will be elected as directors. This is called a plurality. If your shares are held by your broker, bank, or nominee in “street name” and if you do not vote your shares or instruct your broker, bank, or nominee how to vote with respect to this item, your unvoted shares will be counted as “broker non-votes.” “Broker non-votes” are not counted for purposes of electing directors. You may vote FOR each of the nominees, WITHHOLD your vote from each of the nominees or WITHHOLD your vote from any one of the nominees. Votes that are withheld will not be included in the vote tally for the election of directors and will have no effect on the results of the vote.

The Board of Directors recommends a vote FOR the nominees for Director.

OUR CORPORATE GOVERNANCE

Our Commitment to Good Corporate Governance

Our Board is committed to high standards of corporate governance that support responsible decision-making, risk oversight, and long-term value creation. We regularly review our governance practices in light of applicable law, Nasdaq listing rules, and evolving best practices.

Role of Our Board

The Board oversees corporate performance, the integrity of financial controls, risk management, and legal compliance. It appoints senior management, oversees succession planning, and reviews management's performance and compensation. The Board also reviews strategic and business plans, financing plans, budgets, and other key business objectives. Board members receive regular updates from senior management, participate in committee and full-Board meetings, and engage with management on areas of potential risk and mitigation. The Audit and Finance Committee oversees risk management practices, including cybersecurity; the Compensation Committee assesses compensation-related risk; and the Corporate Governance and Nominating Committee reviews legal and compliance matters.

Board Meetings and Attendance

In 2025, the Board met 6 times and acted by written consent 11 times. Each of our directors attended at least 75% of the meetings of the Board and the committees on which he or she served during the period of his or her service. All Board members attended the 2025 Annual Meeting, and we expect all members to attend the 2026 Annual Meeting.

Governance Guidelines

The Board is guided by our Guidelines on Significant Corporate Governance Issues (our “Governance Guidelines”). We believe our Governance Guidelines demonstrate our continuing commitment to good corporate governance. The Board reviews our Governance Guidelines from time to time, as needed, and when significant developments warrant a new review. Our Governance Guidelines are posted on the corporate governance section of our website at https://investor.agenusbio.com/corporate-governance. No material on our website is part of this proxy statement.

Performance of Our Board

We consider it important to continually evaluate and improve the effectiveness of the Board, its committees and its individual members. We do this in various ways. Each year, the Secretary surveys the Board members to assess the effectiveness of the Board and its committees. Using these surveys, the Lead Director assesses the Board’s performance and the performance of individual members, and reports their conclusions to the full Board. The assessment also evaluates the Board’s effectiveness in reviewing executive management, conducting appropriate oversight and adding value to Agenus. Each of the Board’s standing committees also conducts annual self-evaluations.

At each Board meeting, each Board member has the opportunity to assess the effectiveness of the materials presented and the conduct of the meeting, and to offer suggestions for improvement at future meetings.

Code of Business Conduct and Ethics and Securities Trading Policies

The Board originally adopted our Code of Business Conduct and Ethics in 2003. The Board reviewed, revised, and updated the Code of Business Conduct and Ethics most recently in January 2024. The Code of Business Conduct and Ethics applies to all members of the Board and all employees of Agenus, including our Chief Executive Officer, and Principal Financial and Accounting Officer. In addition, Agenus has a Securities Trading Policy, which was updated and reviewed and approved by the Board in January 2023. Among other matters, both our Code of Business Conduct and Ethics and Securities Trading Policy prohibit the members of the Board and all employees of Agenus from buying or selling our securities while in possession of material, non-public information about the Company. A copy of our Securities Trading Policy was filed as Exhibit 19.1 to our Annual Report. Our Code of Business Conduct and Ethics and Securities Trading Policy are each posted on the corporate governance section of our website at https://investor.agenusbio.com/corporate-governance. No material on our website is part of this proxy statement. We intend to post on our website all disclosures that are required by law or Nasdaq listing rules concerning any amendments to our Code of Business

Conduct and Ethics. Stockholders may request a free printed copy of our Code of Business Conduct and Ethics by writing to Investor Relations, Agenus Inc., 3 Forbes Road, Lexington, MA 02421.

ESG Charter

We are committed to a sustainable Environmental, Social, and Governance strategy. Our inaugural ESG Charter, issued in February 2023, outlines our approach to environmental stewardship, corporate social responsibility, and governance. The Charter is posted at https://investor.agenusbio.com/corporate-governance. No material on our website is part of this proxy statement.

Compensation Recoupment Policy

In June 2023, we adopted a Policy for Recoupment of Executive Incentive Compensation in the Event of Accounting Restatement (the “Compensation Recoupment Policy”), in compliance with the requirements of the Dodd-Frank Act, final SEC rules and applicable Nasdaq listing standards, which covers our current and former executive officers. Under the Compensation Recoupment Policy, if we are required to prepare an accounting restatement due to material errors or noncompliance with any financial reporting requirements under the securities laws, certain incentive-based compensation paid or awarded to covered executives will be subject to reduction and/or repayment if the amount of such compensation was calculated based on the achievement of financial results that were the subject of the restatement and the amount of such compensation that would have been received by the covered executives had the financial results been properly reported would have been lower than the amount actually awarded.

Independence of Directors

Our Governance Guidelines and Nasdaq listing rules provide that a majority of the Board should be composed of independent directors. The Corporate Governance and Nominating Committee annually reviews the independence of the directors and reports to the Board which directors it recommends that the Board determine are independent. The Board then makes the final determination. The Board takes into account Nasdaq listing rules, applicable laws and regulations, and other factors in making its determinations including potential conflicts of interest, related party transactions, and other relationships that would reasonably be expected to compromise a director’s independence. The Board has determined that Mr. Corvese, Ms. Hirsch, Mr. Harrison, and Mr. Wright are currently independent directors. Dr. Armen and Dr. Buell are currently not independent directors because they are employed as our Chief Executive Officer and Chairman of the Executive Council, respectively. In making independence determinations with regard to other directors, the Board considered related party transactions between us and a director or a director’s affiliates and any positions a director holds with entities with commercial relationships with us.

Executive Sessions of Independent Directors

Our independent directors periodically meet in executive session without management present immediately after regularly scheduled Board meetings. 4 such meetings were held during 2025.

Leadership Structure of the Board

Mr. Harrison, an independent director, serves as the Lead Director of the Board and as Chair of the Audit and Finance Committee and the Corporate Governance and Nominating Committee. In addition to the duties of all directors, the specific responsibilities of the Lead Director include: (i) acting as chair of the Corporate Governance and Nominating Committee; (ii) developing the agenda for and presiding over all executive sessions of the independent directors; (iii) acting as principal liaison between the independent directors and the Chief Executive Officer on sensitive issues and raising at any meeting of the Board items that are not appropriately or best put forward by the Chief Executive Officer; and (iv) communicating to the Chief Executive Officer the independent directors’ annual evaluation of the Chief Executive Officer. The Company’s Chief Executive Officer serves as the Chairman of the Board. We believe that the Company’s Chief Executive Officer is best situated to serve as Chairman because he is the director most familiar with the Company’s business, and most capable of effectively identifying strategic priorities and leading the discussion and execution of our Company’s strategy. Our independent directors and management have different perspectives and roles in strategy development. The Company’s independent directors bring experience, oversight, and expertise from outside the Company and from inside and outside the Company’s industry, while the Chief Executive Officer brings Company-specific experience and expertise. To assure effective independent oversight, the Company has adopted a number of governance practices, including:

•
a strong, independent, clearly-defined Lead Director role (as described above);
•
executive sessions of the independent directors held periodically; and
•
an annual performance evaluation of the Chairman/Chief Executive Officer by the independent directors.

While there may be circumstances in the future that would lead the Company to separate the offices of Chairman and Chief Executive Officer, we do not believe this is currently necessary due to the nature and size of the operations of the Company, the overall independence of the Board from management, and the strength of the Lead Director’s role on the Board.

Committees of the Board

The Board currently has five standing committees: the Audit and Finance Committee, the Compensation Committee, the Corporate Governance and Nominating Committee, the Affiliate Transactions Committee and the Executive Committee. The Board also appoints from time to time ad hoc committees to address specific matters.

Audit and Finance Committee

Members:

Thomas Harrison, Chair

Susan Hirsch

Timothy R. Wright

The Audit and Finance Committee consists entirely of independent directors within the meaning of the Nasdaq listing rules and the requirements contemplated by Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “1934 Act”). During the entirety of 2025, Mr. Harrison (Chair), Mr. Wright and Ms. Hirsch were members of the Audit and Finance Committee. The Audit and Finance Committee’s primary function is to assist the Board in monitoring the integrity of our consolidated financial statements and our system of internal control. The Audit and Finance Committee has direct responsibility for the appointment, independence, and monitoring of the performance of our independent registered public accounting firm. The committee is responsible for pre-approving any engagements of our independent registered public accounting firm, and all related party transactions. The committee also reviews our risk management practices, cyber-security program and mitigation, strategic tax planning, preparation of quarterly and annual financial reports, and compliance processes.

The Audit and Finance Committee members meet regularly with our independent registered public accounting firm, without management present and with members of management in separate private sessions, to discuss any matters that the committee or these individuals believe should be discussed privately with the committee, including any significant issues or disagreements concerning our accounting practices or consolidated financial statements. The committee also reviewed and approved the Company's Securities Trading Policy, among others, in 2023. The committee conducts a meeting each quarter to review our consolidated financial statements prior to the public release of earnings. The committee has the authority to engage special legal, accounting or other consultants to advise the committee. The committee also has the authority to delegate to subcommittees any responsibilities of the full committee. The Audit and Finance Committee charter is posted on the corporate governance section of our website at https://investor.agenusbio.com/corporate-governance. No material on our website is part of this proxy statement.

Compensation Committee

Members:

Brian Corvese, Chair

Timothy R. Wright

Susan Hirsch

The Compensation Committee consists entirely of independent directors within the meaning of applicable Nasdaq listing rules and “non-employee directors” for purposes of Rule 16b-3 under the 1934 Act. During the entirety of 2025, Mr. Corvese (Chair), and Mr. Wright and Ms. Hirsch were members of the Compensation Committee. The committee’s primary purpose is to approve, administer and interpret our executive, key employee and director compensation programs, benefits policies, compensation philosophy and engagement with external compensation consultants. The committee reviews, determines and approves the compensation of the Chief Executive Officer, all other executive officers and certain other key employees. It also reviews and recommends compensation for members of the Board. Additionally, the committee makes recommendations to the Board regarding the adoption of new incentive compensation and equity-based plans and administers existing incentive compensation and equity-based plans.

The Compensation Committee considers data from other companies for compensation comparison purposes and, when appropriate, retains an outside compensation consultant, Aon Consulting, Inc. through its Human Capital Solutions Subdivision (“Aon Radford”), to review the Company's compensation philosophy, create a relevant comparator peer group based on a number of relevant factors, and evaluate our executive and board compensation programs. The committee has the authority to retain legal, accounting, or other consultants to advise the committee on executive and board compensation issues that may arise. The committee also has the authority to delegate to subcommittees any responsibilities of the full committee. The Compensation Committee charter is posted on the corporate governance section of our website at https://investor.agenusbio.com/corporate-governance. No material on our website is part of this proxy statement. Aon Radford does not provide any services to the Company or the Compensation Committee other than those described above. After consideration of the six independence assessment factors provided under the listing rules of Nasdaq, the Compensation Committee determined that Aon Radford, as an advisor to the Compensation Committee during 2025, was independent and that the work performed by Aon Radford did not raise any conflicts of interest in 2025 that would preclude the Compensation Committee from reviewing and considering Aon Radford’s analyses when making compensation decisions.

Corporate Governance and Nominating Committee

Members:

Thomas Harrison, Chair

Timothy R. Wright

Brian Corvese

The Corporate Governance and Nominating Committee consists entirely of independent directors within the meaning of applicable Nasdaq listing rules. During 2025, the Corporate Governance and Nominating Committee consisted of Mr. Harrison (Chair), Mr. Wright and Mr. Corvese. The Corporate Governance and Nominating Committee is responsible for recommending to the Board policies relating to the conduct of Board affairs, the process for annual evaluation of the Board and the Chief Executive Officer, issues of corporate public responsibility, and overseeing the Company’s management succession planning process. It periodically evaluates the composition of the Board and its committees, the contributions of individual directors, and the Board’s effectiveness as a whole. The committee reviews the Company’s ethics and compliance activities under the Code of Business Conduct and Ethics.

The Corporate Governance and Nominating Committee recommends to our full Board individuals to serve as directors. The committee recommends to the Board guidelines and criteria for Board membership and reviews with the Board, on a periodic basis, the appropriate skills and characteristics required of Board members in the context of the then current needs of Agenus. The committee is responsible for reviewing with the Board the appropriate personal characteristics and professional competencies preferred of Board members, who are expected to work together as a team to properly oversee our strategies and operations. In general, all directors are expected to possess certain personal characteristics necessary to create a highly functional and collegial Board, which include personal and professional integrity, practical wisdom and mature judgment, an inquisitive and objective perspective, and time availability for performing the duties of a director.

The Board, as a group, is expected to encompass a range of talents, ages, skills, diversity, and expertise sufficient to provide sound and prudent guidance with respect to the operations and interests of our business. Examples of desired professional competencies include accounting and financial literacy, clinical drug development experience, industry knowledge, medical or scientific knowledge, and management experience. When evaluating potential new Board appointments, the Corporate Governance and Nominating Committee considers these factors, but does not have any fixed criteria for candidates it recommends because the Board believes that a flexible evaluation process allows the committee to make sound judgments based on the needs of the organization and specific attributes of each candidate without a need for a formal policy current. Candidates should also be enthusiastic about service on our Board and working collaboratively with existing Board members to create value for all of our stockholders. The Corporate Governance and Nominating Committee does not have a formal policy with regard to the consideration of director candidates recommended by stockholders because it does not believe such a policy is necessary given that no unaffiliated stockholder has ever recommended a director candidate. When considering director candidates, the Corporate Governance and Nominating Committee, in consultation with the Chief Executive Officer and full Board, considers the current strengths on the existing Board, the current needs of the organization, and anticipated future activities and requirements of both the Board and the organization as a whole. Historically, director candidates have been generally identified primarily through referrals and the expansive and diverse professional network pool of the Board and senior executives. If the committee were to receive a recommendation for a director candidate from a stockholder, the committee expects that it would evaluate such a candidate using the criteria described above. The committee will consider a recommendation only if appropriate biographical information and background material is provided on a timely basis, accompanied by a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least one year as of the date that the recommendation is made. To submit a recommendation for a nomination, a stockholder may write to the Lead Director, Agenus Inc., 3 Forbes Road, Lexington, Massachusetts 02421, Attention: Lead Director.

In addition, our bylaws permit stockholders to nominate individuals, without any action or recommendation by the committee or the Board, for election as directors at an annual meeting of stockholders. The committee updated its charter of the Corporate

Governance and Nominating Committee in 2022, which is posted on the corporate governance section of our website at https://investor.agenusbio.com/corporate-governance. No material on our website is part of this proxy statement.

Affiliate Transactions Committee

Members:

Susan Hirsch

Timothy R. Wright

Given our substantial ownership of MiNK common stock, the Board determined that it was advisable to create a new, independent committee of the Board to evaluate and negotiate material transactions or matters with respect to which a conflict of interests exists or would reasonably be expected to exist between the Company, on the one hand, and MiNK on the other hand. In March 2023, the Board approved the Affiliate Transactions Committee Charter. The Affiliate Transactions Committee consists entirely of independent directors within the meaning of applicable Nasdaq listing rules and who are disinterested with respect to MiNK. During 2025, the Affiliate Transactions Committee consisted of Ms. Hirsch and Mr. Wright.

Our Affiliate Transactions Committee Charter is posted on the corporate governance section of our website at https://investor.agenusbio.com/corporate-governance. No material on our website is part of this proxy statement.

Communications with the Board

Stockholders may contact the Board or any committee by writing to Board of Directors (or specified committee), Agenus Inc., 3 Forbes Road, Lexington, Massachusetts 02421, Attention: Lead Director. Please note on the correspondence that you are an Agenus stockholder.

Compensation Committee Interlocks and Insider Participation

During 2025, the Compensation Committee consisted of Mr. Corvese (Chair), Ms. Hirsch, and Mr. Wright. No member of the Compensation Committee was an officer or employee of Agenus or any subsidiary at any time during 2025 or in any prior period. No Agenus executive officer has served on the compensation committee or board of any entity whose executive officers served as a director or Compensation Committee member of Agenus.

Our Executive Officers

Garo H. Armen, Ph. D.— (age 73) has served as Chairman and Chief Executive Officer since our founding in 1994. In January 2026, Dr. Armen was appointed Principal Financial Officer. From founding through December 2019, Dr. Armen also served as President. Additional biographical information is provided under “Class II Nominees” above .

Steven O’Day, MD— (age 65) has served as Chief Medical Officer since January 2021. A pioneer in CTLA-4 inhibition, Dr. O'Day has been the principal investigator on more than 200 clinical trials. From 2015 until joining Agenus, he was Director of Immuno-Oncology and Director of Clinical Research at the John Wayne Cancer Institute at Providence Saint John's Health Center. Dr. O'Day received his M.D. from Johns Hopkins School of Medicine in 1988 and his B.A. in Chemistry from Williams College in 1983; he completed his medical oncology fellowship at the Dana Farber/Harvard Cancer Center.

Under our bylaws all of our executive officers are elected to their offices on an annual basis until the first meeting of our Board of Directors following our annual stockholder meeting. No family relationships exist among any of our directors or executive officers.

EXECUTIVE COMPENSATION

This section discusses the compensation of the executive officers who are named in the “Summary Compensation Table” below and who are referred to throughout this proxy statement as our “named executive officers,” ("NEOs") and the material factors relevant to an understanding of their compensation in 2025. Our named executive officers for 2025 are:

•
Dr. Garo H. Armen—Chairman and Chief Executive Officer;
•
Dr. Steven J. O’Day—Chief Medical Officer; and
•
Ms. Christine M. Klaskin—Vice President of Finance (resigned effective December 31, 2025).

This overview and narrative describes the key elements of our executive compensation program and compensation decisions for our named executive officers for 2025 and describes the progress we have made as a company over the past twelve months. This overview and narrative is intended to be read in conjunction with the tables that immediately follow this section, which provide additional compensation information for our named executive officers. As a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K, we are not required to include a Compensation Discussion and Analysis section and have elected to comply with the scaled disclosure requirements applicable to smaller reporting companies. However, we believe the included narrative disclosure will provide our stockholders with further important information regarding our company and our executive compensation program and practices.

Executive Summary

Our executive compensation program is designed to attract and retain exceptional talent, reward strong performance, and align incentives with long-term stockholder value — while carefully managing the Company's cash resources. Target short-term compensation for our NEOs (base salary and target annual incentive bonus) is positioned competitively, generally around the 50th percentile of our compensation peer group.

Because of the financial environment and our strategic focus on cash preservation, our 2025 program leaned heavily on equity to minimize cash expense and align executives directly with stockholders.

In 2025 and early 2026, Agenus achieved significant milestones that the Compensation Committee considered in evaluating executive performance:

•
Initiated BATTMAN (CCTG CO.33), a global Phase 3 trial of BOT+BAL versus best supportive care in refractory MSS/pMMR colorectal cancer, with the first patient enrolled in March 2026 across a planned 100+ sites in Canada, France, Australia, and New Zealand.
•
Presented at the 2025 European Society for Medical Oncology (ESMO) Congress new data in more than 400 heavily pretreated patients across more than nine tumor types showing approximately 39% two-year overall survival, including durable activity in colorectal, ovarian, sarcoma, PD-(L)1-refractory NSCLC, and hepatocellular cancers. At ESMO-GI 2025, updated long-term follow-up data in refractory MSS mCRC without active liver metastases was presented demonstrating BOT+BAL achieved 42% two-year overall survival and approximately 21-month median overall survival in 123 patients.
•
Secured reimbursed compassionate access in France (AAC) for BOT+BAL in refractory MSS mCRC (September 2025) and, in January 2026, an expanded AAC protocol to include certain refractory metastatic ovarian cancers and soft-tissue sarcomas. Initial revenues under the program were recognized in the fourth quarter of 2025. Outside of France, access has been expanded through paid named patient program across countries in Europe, South and Central America, where regulatory guidelines permit.
•
Closed the strategic collaboration with Zydus Lifesciences Ltd. in January 2026, including the sale of our Emeryville and Berkeley biologics manufacturing facilities, for total consideration of $91.0 million — strengthening the balance sheet, reducing operational expenses and securing dedicated U.S. biologics production for BOT+BAL.
•
Substantially reduced annual operational net burn from over $200 million in recent years to an expected approximately $50 million, as reflected in guidance provided in the Company's public disclosures, through continued equity-in-lieu-of-cash compensation, disciplined operating expense management, and the Zydus collaboration.
•
Positioned BOT+BAL for regulatory filings in 2026. We intend to pursue accelerated approval for BOT+BAL in the United States and currently expect to commence the related regulatory filings during 2026, supported by maturing long-term follow-up data demonstrating the durability of responses and by response criteria that are a recognized endpoint for accelerated approval. In parallel, we are evaluating a conditional marketing authorization pathway with the European Medicines Agency

Compensation Philosophy

Our compensation philosophy emphasizes equity-based incentives that reward long-term performance and align executives' interests with those of stockholders. Fixed compensation (base salary) is balanced against performance-oriented incentives (annual bonus opportunities and multi-year equity awards). Target compensation levels are set with reference to our peer group to remain competitive for biotechnology talent.

2025 Peer Group

Our Compensation Committee engages Aon Radford as its independent compensation consultant to evaluate our executive compensation program relative to peers. The Compensation Committee determined that no updates were required to the peer group for 2025, and used the same peer group as in 2024:

2025 and 2024 Peer Group
2seventy bio
ALX Oncology
Atara Biotherapeutics, Inc.
Fate Therapeutics, Inc.
Immuneering
Inhibrx
Inovio Pharmaceuticals, Inc.
Instil Bio, Inc.
iTeos Therapeutics
Karyopharm Therapeutics Inc.
MacroGenics, Inc.
Mersana Therapeutics, Inc.
Precigen
Precision BioSciences, Inc.
Repare Therapeutics
Seres Therapeutics, Inc.
Sutro Biopharma
Voyager Therapeutics, Inc.
Zentalis Pharmaceuticals, Inc.

Summary Compensation Table

This table shows certain information about the compensation paid or awarded to, or earned by, our named executive officers for 2025 and 2024.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(3)	Option Awards ($)(4)	All Other Compensation ($)(5)	Total ($)
Garo H. Armen, Ph.D.(2)	2025	715,260	429,156	141,000	64,909	1,350,325	(6)
Chief Executive Officer	2024	715,260	429,156	2,945,984	56,377	4,146,777	(6)
Steven J. O’Day, M.D.	2025	594,880	297,440	—	10,500	902,820	(6)
Chief Medical Officer	2024	594,880	297,440	363,261	10,350	1,265,931	(6)
Christine M. Klaskin	2025	298,224	—	27,257	6,538	332,019	(6)
Vice President, Finance	2024	298,224	104,378	178,915	6,338	587,855	(6)

(1) A portion of the amounts reported in this column for Ms. Klaskin for both 2025 and 2024 ($29,822) was allocated for services to MiNK Therapeutics, Inc. (“MiNK”) and is also reported in MiNK’s Summary Compensation Table.

(2) Dr. Armen, as an employee-director, receives no additional Board compensation. His 2025 and 2024 base salary figures include amounts paid in the form of Agenus stock.

(3) The amounts reflect annual incentive bonuses for the respective year. For 2025, the amounts reported for Drs. Armen and O’Day (Ms. Klaskin was not eligible for a 2025 bonus) reflect the amount of the annual incentive bonus that would have been paid in cash, absent the Company’s decision to issue payment in the form of options to purchase Agenus stock with the number of shares underlying such option determined by dividing 125% of the amount of the annual incentive bonus reported in the table by the closing price on the grant date ($3.90 per share, which was the closing price of our stock on April 24, 2026) which resulted in Drs. Armen and O’Day being granted 137,550 and 95,333 options, respectively. As of the award date, the values of such grants, calculated in accordance with ASC Topic 718, disregarding the effects of estimated forfeitures were $432,904 and $300,037, for Drs. Armen and O'Day, respectively. The intrinsic value of these grants is $0 as of April 29, 2026, the day immediately prior to the filing of this proxy statement. The grant date fair value of these incremental options is not included in the option awards column for 2025 because the options were granted in 2026. The 2024 bonuses were determined in May 2025, after the 2025 Proxy Statement was filed, and were contingent on stockholder approval of an increase in the amount of shares available for issuance under our 2019 EIP, which approval was obtained at our annual shareholder meeting on June 17, 2025. For the 2024 bonuses, payments were made in the form of fully vested Agenus stock with the number of shares granted based on the bonus amount of $429,156 (Dr. Armen), $297,440 (Dr. O'Day), and $104,378 (Ms. Klaskin), calculated using closing price on the June 18, 2025 grant date of $4.47.

(4) Amounts reported reflect the grant date fair value of stock options awarded each year, or the incremental grant date fair value, as applicable, in each case determined in accordance with ASC Topic 718. See Note 11 of our consolidated financial statements in our 2025 Annual Report on Form 10-K for valuation assumptions. See also footnote (3). Actual realized values may differ from these reported amounts.

(5) For Dr. O’Day and Ms. Klaskin, amounts represent matching contributions under our 401(k) plan made in 2025. For Dr. Armen, amount includes car services, technology acquisitions, and miscellaneous items, in each case intended to support his productivity and availability for company business. Additionally, the Company incurred approximately $48,285 in incremental expense for family member travel when necessary to accommodate Dr. Armen’s schedule.

(6) The following table details cash compensation paid to each named executive officer. All other amounts in the Summary Compensation Table are non-cash compensation (shares and options), valued in accordance with ASC Topic 718. As noted in footnote 2, Dr. Armen received a portion of his salary in the form of Agenus stock in 2025 and 2024, in each case, having a value at issuance equal to the value of such salary.

Name	2025 ($)	2024 ($)
Garo H. Armen, Ph.D.	299,092	299,855
Steven J. O’Day, M.D.	605,380	605,230
Christine M. Klaskin	304,762	304,563

Grants of Plan-Based Awards for Fiscal Year 2025

The following table sets forth information with respect to plan-based awards granted to our named executive officers during the year ended December 31, 2025.

Executive Officer	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Options Awards ($)(2)
Garo H. Armen, Ph.D(3)	06/17/2025(1)	—	37,500	3.02	141,000
Christine M. Klaskin	06/17/2025(1)	—	7,250	3.02	27,257

(1) Options granted on May 28, 2025 were subject to stockholder approval of an increase in the amount of shares available for issuance under our 2019 EIP, which approval was obtained at our annual shareholder meeting on June 17, 2025. Options are subject to a three-year vesting schedule pursuant to which one-third of the underlying shares vested on May 28, 2026 and the remainder vest in eight equal quarterly installments thereafter, generally subject to the named executive officer’s continued employment or service with the Company.

(2) Reflects the grant date fair value of the awards calculated according to ASC Topic 718, excluding estimated forfeitures. Refer to footnote 4 in the Summary Compensation Table for valuation assumptions. Actual delivered values may vary from these figures.

(3) As detailed in footnote 2 to the Summary Compensation Table, Dr. Armen received fully vested Agenus stock instead of cash salary payments in 2025, totaling 121,575 shares with an aggregate grant date fair value of $416,168 (determined in accordance with ASC Topic 718). These shares are reflected in the Option Exercises and Stock Vested for Fiscal Year 2025 Table below.

Narrative Disclosure to the Summary Compensation Table and Grants of Plan-Based Awards Table

Base Salary

Base salaries for our executives are generally positioned near the 50th percentile of our peer group. The Compensation Committee considers seniority, experience, role, and market data, and reviews salaries annually in the context of overall financial position. In 2025, the Committee elected not to increase named executive officer base salaries, keeping them at 2024 levels.

Named Executive Officer	2025 Base Salary
Dr. Armen	$715,260	*
Dr. O’Day	$594,880
Ms. Klaskin	$298,224

Dr. Armen has elected to receive both his base compensation and his annual bonus compensation entirely in the form of Agenus common stock and stock options, with no cash component. The Compensation Committee first approved this approach for Dr. Armen's net base salary in August 2023; the arrangement has been extended annually and has been supplemented by parallel elections with respect to annual bonus compensation. Consistent with these elections, all 2024 annual bonuses for our named executive officers were paid in fully vested Agenus common stock. Under these elections, the realized compensation of the participating executives tracks directly with the Company's long-term share price performance.

Annual Incentive Bonuses

Annual incentive bonuses are paid under our Executive Incentive Plan and are based on achievement of Company goals and individual performance. For 2025, each of our named executive officers was eligible to receive an annual incentive bonus, except Ms. Klaskin as she resigned on December 31, 2025. Each eligible executive is eligible to earn 0-200% of target, subject to Compensation Committee determination.

Named Executive Officer	2025 Target Bonus (% of base salary)
Dr. Armen	60
Dr. O’Day	50
Ms. Klaskin	35

For 2025, corporate objectives focused on: advancing BOT+BAL toward registration, including initiation of the BATTMAN Phase 3 trial; progression of studies and publishing data including clinical outcomes in MSS mCRC and other refractory tumors; expanding development into additional tumor types and earlier lines of therapy; establishing real-world access; and executing with financial discipline, including the Zydus collaboration.

In determining the annual incentive bonus payouts for our executive officers for 2025, our Compensation Committee determined that the majority of the Company’s pre-established goals and objectives for 2025, as described above, were accomplished.

For 2025, our Compensation Committee approved an annual incentive bonus payout for each of our named executive officers (Ms. Klaskin was not eligible to receive a bonus) as follows: Drs. Armen and O'Day at 100% of target. In 2026, our Board determined to pay our employees, including our named executive officers, their annual incentive bonuses in the form of time-based options, in lieu of cash, with the number of shares underlying such options determined by dividing 125% of the employee’s earned bonus by the closing price of our common on April 24, 2026 ($3.90 per share). This resulted in Drs. Armen and O'Day being granted 137,550 and 95,333 options, respectively. These options vest as to 100% of the underlying shares on May 24, 2026, subject to the executive's continued employment or service with us through the applicable vesting date. The table below shows for each of our named executive officers (i) his target annual incentive bonus (as a percentage of base salary), (ii) actual annual incentive bonus that would have been received if it had been paid in cash (as a percentage of base salary), and (iii) actual annual incentive bonus that would have been received if it had been paid in cash (as a percentage of target), in each case of (ii) and (iii) after giving effect to the 125% multiplier applied as a result of the payment in stock options. The amounts reported do not take into account the grant date fair value of the options.

Named Executive Officer	2025 Target Bonus (% of base salary)	2025 Actual Bonus (% of base salary)	2025 Actual Bonus (% of target)
Dr. Armen	60%	75%	125%
Dr. O’Day	50%	63%	125%

Long-Term Incentives

Long-term incentives for 2025 consisted of time-vesting stock options. Because options provide value only if the underlying stock appreciates, they are inherently performance-linked. Equity grants align executive interests with those of stockholders over the long term.

Agreements with Our Named Executive Officers

Dr. Armen's employment agreement, initially entered in 2005 and subsequently amended, sets forth his base salary, target bonus, and severance arrangements. It includes customary restrictive covenants, including confidentiality, intellectual property assignment, non-competition, and employee non-solicitation, generally effective for the longer of 18 months post-termination or the duration of severance payments.

Dr. O'Day's employment agreement, entered in October 2020, sets forth his initial salary, target bonus, and severance terms. It includes restrictive covenants regarding confidentiality, intellectual property assignment, and non-competition effective during employment and for 12 months post-termination under certain conditions, and employee non-solicitation for 12 months post-termination or the duration of severance payments, whichever is greater.

Ms. Klaskin did not have an employment agreement but was covered by a change-of-control agreement. Effective December 31, 2025, Ms. Klaskin resigned as Vice President of Finance and entered into a consulting agreement with the Company providing for up to 20 hours per month of advisory, mentoring, and transition services, paid at an hourly rate in immediately vesting restricted stock units under the 2019 EIP, with continued vesting of her existing equity awards during the six-month term.

Policies and Practices Related to the Timing of Equity Grants

Annual equity grants to executive officers are generally made in January. The Compensation Committee or Board may also grant equity at other times for new hires, promotions, and retention. Neither the Committee nor the Board grants options in anticipation of material non-public information, and we do not time disclosures to affect the value of executive compensation. During 2025, we did not grant options to any NEO during any period beginning four business days before and ending one business day after the filing of any periodic report on Form 10-Q or 10-K, or the furnishing of any Form 8-K (other than a Form 8-K disclosing a material option grant under Item 5.02(e)).

Benefits

We provide our employees, including our NEOs, with customary benefits: health, vision, and dental insurance; life insurance; short- and long-term disability coverage; flexible spending accounts; a 401(k) plan with employer matching contributions of $0.50 per $1.00 up to 6% of compensation; and our Employee Stock Purchase Plan.

Prohibition Against Hedge and Offset Transactions

Our Securities Trading Policy prohibits all directors, officers, employees, and consultants (and household members) from selling Agenus securities they do not own at the time of sale, buying or selling put or call options or other derivative securities, and engaging in hedging transactions without pre-approval from the Chief Compliance Officer. No executive officer has sought or obtained consent for a hedging transaction as of the date of this Proxy Statement.

Outstanding Equity Awards at Fiscal Year-End 2025

The following table shows outstanding equity awards for the named executive officers as of December 31, 2025. As the table demonstrates — and as Proposal 4 addresses — a substantial number of our executives' outstanding options carry exercise prices well above recent market prices and therefore provide little or no retention or incentive value:

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Garo H. Armen, Ph.D.	27,750	—		83.20	03/31/2026
	2,651	—		135.40	09/16/2026
	42,650	—		75.40	03/31/2027
	46,760	—		113.00	03/02/2028
	2,125	—		47.60	12/31/2028
	83,250	—		47.60	01/01/2029
	4,375	—		64.60	11/05/2029
	75,000	—		82.40	12/24/2029
	2,916	—		72.20	06/15/2030
	95,000	—		74.00	12/17/2030
	95,000	—		63.60	01/01/2031
	95,000	—		64.40	01/02/2032
	109,950	10,050	(1)	49.00	01/05/2033
	65,651	—		11.90	01/17/2034
	62,775	45,225	(2)	11.90	01/17/2034
	600,000	—		2.77	11/14/2034
	—	37,500	(5)	3.02	05/28/2035
Steven J. O’Day, M.D.	15,000	—		64.60	01/04/2031
	7,500	—		64.40	01/02/2032
	9,159	841	(1)	49.00	01/05/2033
	37,907	—		12.26	01/16/2034
	5,811	4,189	(3)	12.26	01/16/2034
	50,000	—		2.77	11/14/2034
Christine M. Klaskin	1,500	—		83.20	03/31/2026
	377	—		135.40	09/16/2026
	3,625	—		75.40	03/31/2027
	4,157	—		113.00	03/02/2028
	3,750	—		47.60	12/31/2028
	4,166	—		47.60	12/31/2028
	226	—		64.60	11/05/2029
	4,250	—		82.40	12/24/2029
	625	—		72.20	06/15/2030
	2,500	—		74.00	12/17/2030
	2,500	—		63.60	01/01/2031
	5,000	—		64.40	01/02/2032
	7,461	684	(1)	49.00	01/05/2033
	10,642	—		12.26	01/16/2034
	3,631	2,619	(3)	12.26	01/16/2034
	1,814	1,311	(4)	13.25	01/26/2034
	10,000	—		2.77	11/14/2034
	—	7,250	(5)	3.02	05/28/2035

(1) Represents options that are subject to a three-year vesting schedule pursuant to which one-third of the underlying shares vested on the one-year anniversary of the grant date (which one-year anniversary is nine years prior to the option’s expiration date) and the remainder vest in eight equal quarterly installments thereafter, generally subject to the named executive officer’s continued employment or service with the Company.

(2) Represents options granted by our Compensation Committee on January 17, 2024, subject to stockholder approval of an increase in the amount of shares available for issuance under our 2019 EIP, which approval was obtained at our annual shareholder meeting on June 11, 2024. Options are subject to a three-year vesting schedule pursuant to which one-third of the underlying shares vested on January 17, 2025 and the remainder vest in eight equal quarterly installments thereafter, generally subject to the named executive officer’s continued employment or service with the Company.

(3) Represents options granted by our Compensation Committee on January 16, 2024, subject to stockholder approval of an increase in the amount of shares available for issuance under our 2019 EIP, which approval was obtained at our annual shareholder meeting on June 11, 2024. Options are subject to a three-year vesting schedule pursuant to which one-third of the underlying shares vested on January 16, 2025 and the remainder vest in eight equal quarterly installments thereafter, generally subject to the named executive officer’s continued employment or service with the Company.

(4) Represents an option granted by our Compensation Committee on January 26, 2024, subject to stockholder approval of an increase in the amount of shares available for issuance under our 2019 EIP, which approval was obtained at our annual shareholder meeting on June 11, 2024. Options are subject to a three-year vesting schedule pursuant to which one-third of the underlying shares vested on January 26, 2025 and the remainder vest in eight equal quarterly installments thereafter, generally subject to the named executive officer’s continued employment or service with the Company.

(5) Represents options granted by our Compensation Committee on May 28, 2025, subject to stockholder approval of an increase in the amount of shares available for issuance under our 2019 EIP, which approval was obtained at our annual shareholder meeting on June 17, 2025. Options are subject to a three-year vesting schedule pursuant to which one-third of the underlying shares vest on May 28, 2026 and the remainder vest in eight equal quarterly installments thereafter, generally subject to the named executive officer’s continued employment or service with the Company.

Option Exercises and Stock Vested for Fiscal Year 2025

No stock options were exercised by NEOs during 2025. The following table shows vesting of stock awards for NEOs during 2025, including shares issued in lieu of cash base salary (Dr. Armen) and shares issued in lieu of cash payment of 2024 bonuses (all NEOs).

	Stock awards
Name	Number of shares acquired on vesting (#)(1)	Value realized on vesting ($)(2)
Garo H. Armen, Ph.D.	217,583	845,324
Steven J. O’Day, M.D.	66,541	297,440
Christine M. Klaskin	23,350	104,378

(1) For each of our named executive officers, includes fully vested shares granted in 2025 in lieu of cash payment for 2024 bonuses. See footnote 3 to the Summary Compensation Table for further information on the shares granted in lieu of 2024 bonuses. For Dr. Armen, also includes fully vested shares granted in 2025 in lieu of cash payment of base salary, these amounts are also included under the “Salary” column in the Summary Compensation Table for 2025.

(2) The value reported equals the Company’s stock price on the vesting date multiplied by the number of shares acquired on vesting.

Potential Payments Upon Termination or Change of Control

We have entered into employment agreements with Drs. Armen and O’Day that provide for certain payments and benefits in the event of certain terminations of employment or a change of control. Additionally, we were a party to a change-in-control agreement with Ms. Klaskin. The following text summarizes the potential payments to Drs. Armen and O’Day and Ms. Klaskin, and the following tables include estimates of those potential payments assuming that the triggering event occurred on December 31, 2025, the last day of our fiscal year. As used in the following summary, the terms “cause,” “good reason” and “change of control” have the meaning set forth in the applicable agreement.

Our Chief Executive Officer

Dr. Armen

Under Dr. Armen’s employment agreement, if we terminate Dr. Armen’s employment without cause or if he terminates his employment for good reason outside of a change of control, he is entitled to receive from the Company:

•
his base salary for a period of 18 months, plus a lump sum payment of 150% of the higher of his target annual incentive bonus for the year of termination or his last actual annual incentive bonus;
•
Company-paid coverage under our medical and dental plans for a period of 18 months following the date of termination;
•
a lump sum payment of $15,000 for outplacement assistance;
•
a gross-up for any taxes with respect to such outplacement assistance payment;
•
a gross-up payment for any taxes, interest and penalties imposed by Section 4999 of the Code; and
•
at the Compensation Committee’s discretion, the acceleration of vesting of any unvested stock options.

Upon a change of control, 100% of any of Dr. Armen’s outstanding unvested performance shares immediately vest and 50% of any of Dr. Armen’s outstanding unvested stock options and restricted stock as of the change of control date become vested and exercisable and, in the case of shares of restricted stock, no longer subject to forfeiture. If a change of control occurs and, within 24 months, we terminate Dr. Armen’s employment without cause or if he terminates his employment for good reason, he is entitled to receive from the Company:

•
a lump sum payment of 24 months of base salary plus two times the higher of his target annual incentive bonus for the year of termination or his last actual annual incentive bonus;
•
Company-paid coverage under our medical and dental plans for a period of 24 months following the date of termination;

•
a lump sum payment of $15,000 for outplacement assistance;
•
a gross-up for any taxes with respect to such outplacement assistance payment;
•
a gross-up payment for any taxes, interest and penalties imposed by Section 4999 of the Code; and
•
acceleration of vesting for all then-unvested stock options, performance shares and shares of restricted stock as of the date of termination.

Additionally, under Dr. Armen’s employment agreement, he is subject to post-termination non-competition and non-solicitation restrictions that apply for the greater of a period of 18 months post-termination or the period during which he is receiving post-termination payments from us.

In the event of Dr. Armen’s death, disability or retirement, all of his unvested stock options will vest in full and become exercisable, and each stock option will remain exercisable for the lesser of (i) three years from the date of such event or (ii) the end of the 10-year term of each such stock option.

The following table shows the severance payments and benefits that would be payable to Dr. Armen in the event of a termination of employment without cause or resignation for good reason, including within 24 months following a change of control, assuming such termination and change of control occurred on December 31, 2025.

Executive Benefits and Payments Upon Termination or Change of Control	Termination without Cause or Resignation for Good Reason within 24 months following a Change of Control* ($)	Termination without Cause or with Good Reason* ($)
Base Salary	1,430,520	1,072,890
Bonus Payment	858,312	643,734
Acceleration of Vesting of Equity	4,500	—
Perquisites and Other Personal Benefits	23,459	21,906
Gross-up Payments for Change of Control Excise
Taxes	—	—
Total:	2,316,791	1,738,530

* We used the following assumptions to calculate these payments:

•
The value associated with cashing out all stock options that accelerate as a result of the event described in the table is based on a stock price of $3.14, which was the closing price of our common stock on December 31, 2025. Awards were valued based on the number of shares associated with the then-unvested portion of each accelerated award multiplied by the difference between $3.14 and the exercise price related to such award (if any). Upon a change of control without an associated termination of employment, the acceleration of unvested equity would be valued at $2,250.
•
We assumed in each case that the termination of employment is without cause, Dr. Armen does not violate his non-competition or non-solicitation agreements with us following such termination, he does not receive medical and dental insurance coverage from another employer within two years (or 18 months, as applicable) of such termination, and he does not incur legal fees requiring reimbursement from us. We also assumed that the termination of employment does not qualify as a retirement for purposes of Dr. Armen’s stock options.
•
We used the same assumptions for health care benefits that we used for our financial reporting under generally accepted accounting principles in the United States.
•
For purposes of calculating his gross-up payments, the following are included as parachute payments: cash severance payable upon termination in connection with a change of control, the value of any outplacement services and benefits continuation due in the event of such a termination (including a tax gross-up in respect of outplacement services), and the value of the acceleration of outstanding equity awards, all determined in accordance with applicable tax regulations. We have assumed that all outstanding options are cashed out in the assumed transaction for an amount equal to the excess, if any, of $3.14 (the closing price of our common stock on December 31, 2025) over the exercise price per share under the option, multiplied by the number of shares subject to the option which vest in full. Finally, these figures assume that none of the parachute payments will be discounted as attributable to reasonable compensation and no value is attributed to the executive executing a non-competition agreement in connection with the assumed termination of employment.

In the event of a termination of Dr. Armen’s employment due to his death, disability or retirement as of December 31, 2025, and based on the closing price of our common stock of $3.14 per share on December 31, 2025, the value of the unvested stock options that would have vested on such termination would be $4,500.

Our Chief Medical Officer

Dr. O’Day

Under Dr. O’Day’s employment agreement, if we terminate Dr. O’Day’s employment without cause or if he terminates his employment based on a material reduction in his base salary outside of a change of control, he would be entitled to receive from the Company:

•
his base salary for a period of 12 months, plus a lump sum payment equal to the higher of his target annual incentive bonus for the year of termination or his last actual annual incentive bonus;
•
Company-paid coverage under our medical and dental plans for a period of 12 months following the date of termination;
•
a lump sum payment of $15,000 for outplacement assistance; and
•
a gross-up for any taxes with respect to such outplacement assistance payment.

Upon a change of control, 50% of any of Dr. O’Day’s outstanding unvested stock options and restricted stock as of the change of control date become vested and exercisable, and in the case of restricted stock, no longer subject to forfeiture. If a change of control occurs and, within 18 months, we terminate Dr. O’Day’s employment without cause or if he terminates his employment as a result of a material reduction in his base salary or for good reason, he is entitled to receive from the Company:

•
a lump sum payment of 18 months of base salary plus 150% of the higher of his target annual incentive bonus for the year of termination or his last actual annual incentive bonus;
•
Company-paid coverage under our medical and dental plans for a period of 18 months following the date of termination;
•
a lump sum payment of $15,000 for outplacement assistance;
•
a gross-up for any taxes with respect to such outplacement assistance payment; and
•
acceleration of vesting for all then-unvested stock options and shares of restricted stock as of the date of termination.

Additionally, under Dr. O’Day’s employment agreement, he is subject to a 12-month post-termination of employment non-competition covenant in the event his employment terminates under certain circumstances and non-solicitation restrictions that apply for the greater of a period of 12 months post-termination or the period during which he is receiving post-termination payments from us. In the event any payment or benefit provided to Dr. O’Day, under his employment agreement or otherwise, would be subject to the excise tax imposed by Section 4999 of the Code, the payments and benefits will be automatically reduced to the extent necessary so that such excise tax will not be applicable.

The following table shows the severance payments and benefits that would have been payable to Dr. O’Day under his employment agreement in the event of a termination of employment without cause or resignation as a result of a material reduction in his base salary or for good reason, including within 18 months following a change of control, assuming such termination and change of control occurred on December 31, 2025.

Executive Benefits and Payments Upon Termination or Change of Control	Termination without Cause or Resignation for Good Reason within 18 months following a Change of Control* ($)	Termination without Cause or as a Result of a Material Salary Reduction* ($)
Base Salary	892,320	594,880
Bonus Payment	446,160	297,440
Acceleration of Vesting of Equity	—	—
Perquisites and Other Personal Benefits	26,387	23,339
Total:	1,364,867	915,659

* We used the following assumptions to calculate these payments:

•
The value associated with cashing out all stock options that accelerate as a result of the event described in the table is based on a stock price of $3.14, which was the closing market price of our common stock on December 31, 2025. Awards were valued based on the number of shares associated with the then-unvested portion of each accelerated award multiplied by the difference between $3.14 and the exercise price related to such award (if any). Upon a change of control without an associated termination of employment, the acceleration of unvested equity would be valued at $0 because the exercise price of each of Dr. O’Day’s unvested stock options was greater than the closing price of our common stock on December 31, 2025.
•
We assumed in each case that the termination of employment is without cause, Dr. O’Day does not violate his non-competition or non-solicitation agreements with us following such termination, and does not receive medical and dental insurance coverage from another employer within 18 months of such termination.
•
We used the same assumptions for health care benefits that we used for our financial reporting under generally accepted accounting principles in the United States.

Our Former Vice President, Finance

Ms. Klaskin

Under the change of control agreement with Ms. Klaskin as in effect during 2025, upon a change of control:

•
100% of any of Ms. Klaskin’s outstanding unvested performance shares as of the change of control date immediately vest;
•
50% of each of Ms. Klaskin’s outstanding unvested stock options and shares of unvested restricted stock as of the change of control date become vested and exercisable, and in the case of restricted stock, no longer subject to forfeiture; and
•
If a change of control occurs and, within 18 months, we terminate Ms. Klaskin’s employment without cause or if Ms. Klaskin terminates her employment for good reason, she is entitled to receive from the Company:
•
a lump sum payment of 18 months of base salary plus 150% of the higher of her target annual incentive bonus for the year of termination or her last actual annual incentive bonus;
•
coverage under our medical and dental plans for 18 months following the date of termination;
•
a lump sum payment of $15,000 for outplacement assistance;
•
a gross-up for any taxes with respect to such outplacement assistance payment; and the acceleration of vesting of all unvested stock options and unvested restricted stock as of the date of the change of control.

Executive Benefits and Payments Upon Termination or Change of Control	Termination without Cause or Resignation for Good Reason within 18 months following a Change of Control* ($)
Base Salary	447,336
Bonus Payment	156,568
Acceleration of Vesting of Equity	870
Perquisites and Other Personal Benefits	17,705
Total:	622,479

* We used the following assumptions to calculate these payments:

•
The value associated with cashing out all stock options that accelerate as a result of the event described in the table is based on a stock price of $3.14, which was the closing market price of our common stock on December 31, 2025. Awards were valued based on the number of shares associated with the then-unvested portion of each accelerated award multiplied by the difference between $3.14 and the exercise price related to such award (if any). Upon a change of control without an associated termination of employment, the acceleration of unvested equity would be valued at $435 because the exercise price of each of Ms. Klaskin’s unvested stock options was greater than the closing price of our common stock on December 31, 2025.
•
We assumed that the termination of employment is without cause, and Ms. Klaskin does not receive medical and dental insurance coverage from another employer within 18 months of such termination.
•
We used the same assumptions for health care benefits that we used for our financial reporting under generally accepted accounting principles in the United States.

DIRECTOR COMPENSATION

The following table shows the compensation paid or awarded to each non-employee director for his or her service as a non-employee director in 2025. Our non-employee director compensation program is designed to attract and retain qualified directors and to align their interests with those of our stockholders. The program is reviewed annually by the Compensation Committee with input from Aon Radford, and comprises an annual cash retainer, additional retainers for committee service and committee chair roles, and an annual equity grant. Dr. Armen’s compensation for 2025 is included with that of our other named executive officers above. Dr. Buell, the Chairman of our Executive Council, did not receive any additional compensation for her service on our Board during 2025.

Name	Fees Earned or Paid in Cash(1) ($)	Option Awards(2)(3) ($)	Total ($)
Brian Corvese	262,500	112,822	375,322
Thomas Harrison	110,833	64,208	175,041
Susan Hirsch	95,000	55,035	150,035
Timothy Wright	141,667	57,787	199,454

(1) Includes fees earned in 2025 but deferred pursuant to our Directors’ Deferred Compensation Plan (as amended) or paid in Agenus Inc. common stock.

(2) Amounts shown reflect the grant date fair value of stock options granted during 2025 determined in accordance with ASC Topic 718, disregarding the effects of estimated forfeitures. Please see Note 11 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2025 for the assumptions used in valuing such awards.

(3) The aggregate number of shares subject to stock option awards held by each director as of December 31, 2025 was:

Stock Options
Brian Corvese	89,458
Thomas Harrison	26,250
Susan Hirsch	40,000
Timothy Wright	60,483

Employee directors do not receive any additional compensation for their service as a director. Each year, the Compensation Committee reviews the compensation we pay to our non-employee directors. The Compensation Committee compares our Board compensation to compensation paid to non-employee directors by companies in our peer group, described above. The committee also considers the responsibilities that we ask our Board members to assume and the amount of time required to perform those responsibilities.

Cash and Equity Compensation for Non-Employee Directors for 2025

Type of Fee
Annual retainer	$75,000
Additional annual cash retainer for Lead Director	$20,000
Additional annual cash retainer for Audit and Finance Committee Chair	$20,000
Additional annual cash retainer for Audit and Finance Committee member	$10,000
Additional annual cash retainer for Compensation Committee Chair	$20,000
Additional annual cash retainer for Compensation Committee member	$10,000
Additional annual cash retainer for Corporate Governance and Nominating Committee Chair	$15,000
Additional annual cash retainer for Corporate Governance and Nominating Committee member	$7,500
Additional annual cash retainer for Executive Committee Chair	$160,000
Additional annual cash retainer for Executive Committee member	$20,000
Additional annual stock option grant for Executive Committee (2)	4,000
Additional cash meeting fee for each individual Board or Committee meeting in excess of 10 meetings	$1,500
Initial stock option grant(1)	7,500
Annual stock option grant(2)	5,000

(1) Initial stock option grants vest over three years in equal annual installments on each anniversary of the date of grant, generally subject to continued service through the applicable vesting date.

(2) Annual stock option grants vest entirely on the earlier of (i) the one-year anniversary of the grant date and (ii) the following year’s annual stockholder meeting, in each case, generally subject to continued service through the vesting date.

Agenus also reimburses each non-employee director for reasonable travel and out-of-pocket expenses in connection with his or her service as director.

Our Directors’ Amended and Restated Deferred Compensation Plan (as amended) (the “DDCP”) permits each non-employee director to defer all or a portion of his or her cash compensation until his or her service ends or until a specified date. A director may credit his or her deferred cash into an interest-bearing account, an equity account tied to the value of our common stock, or a combination of both. As a matter of policy, directors are encouraged to elect to defer twenty-five percent of their cash compensation into an equity account under the DDCP.

The Board has adopted a policy guideline that encourages directors to hold 500 shares of our common stock within a reasonable period of time following their election or appointment to the Board. In addition to purchasing shares in the open market, directors may utilize the DDCP or the Agenus Board Compensation Policy, which allows directors to receive their compensation in stock, to acquire these shares. In accordance with the requirements of the DDCP, elections to defer compensation thereunder must be made prior to the end of the third quarter of the prior calendar year. In some cases, a director, due to securities law restrictions, may be unable to purchase such shares until such election takes effect.

Pay Versus Performance

As required by Item 402(v) of Regulation S-K, we are providing the following disclosure regarding the relationship between executive compensation actually paid and certain financial performance of the Company for Dr. Armen, our principal executive officer (“PEO”), and our named executive officers other than our PEO (“Non-PEO NEOs”) for the fiscal years listed below. Our Compensation Committee did not consider the pay versus performance disclosure below in making its pay decisions for any of the years shown.

					Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation Table Total for PEO ($)(1)	Compensation Actually Paid to PEO ($)(2)	Average Summary Compensation Table Total for Non-PEO NEOs ($)(3)	Average Compensation Actually Paid to Non-PEO NEOs ($)(4)	Total Shareholder Return ($)(5)	Net Loss ($)(7)
2025	1,350,325	3,600,825	617,420	915,784	6.54	(3,083,392)
2024	4,146,777	2,875,142	926,893	1,029,707	3.37	(232,271,210)
2023	5,856,319	(1,544,888)	1,074,363	755,281	20.39	(257,437,042)

(1) Represents the total from the Summary Compensation Table in each applicable year for Dr. Armen, who was the PEO for all three years reported in the table (2023-2025).

(2) Represents the amount of compensation actually paid to Dr. Armen, as computed in accordance with Item 402(v) of Regulation S-K. The chart below details the adjustments made to the PEO’s total compensation for each year to determine the compensation actually paid for the relevant year.

(3) Represents the average total from the Summary Compensation Table in each applicable year for the Non-PEO NEOs, which are comprised of Dr. O’Day and Ms. Klaskin for all three years reported in the table (2023-2025).

(4) Represents the average amount of compensation actually paid to the Non-PEO NEOs, as computed in accordance with Item 402(v) of Regulation S-K. The chart below details the adjustments made to the average total compensation for each year to determine the average compensation actually paid for the relevant year.

(5) Represents the cumulative total shareholder return on $100 invested in the Company’s common stock as of the last day of public trading of the Company’s common stock in fiscal year 2022 through the last day of public trading of the Company’s common stock in the applicable fiscal year for which the cumulative total shareholder return is reported. Total shareholder return is measured by dividing share price change plus dividends, if any, for the measurement period by the share price at the beginning of the measurement period and assumes reinvestment of dividends. The Company did not pay dividends for 2025 or 2024. In 2023, the Company distributed 0.0146 shares of MiNK common stock to each holder of a share of Agenus common stock or cash equal to $2.21 per share in lieu of fractional shares to be distributed.

(7) Represents net income (loss) disclosed in our Annual Report on Form 10-K for the years ended December 31, 2025, 2024 and 2023, as applicable.

Compensation Actually Paid Adjustments

Year	Summary Compensation Table Total ($)	(Minus) Option Awards and Stock Awards Columns from the Summary Compensation Table ($)	Plus Fair Value at Fiscal Year-End of Outstanding and Unvested Stock Option and Stock Awards Granted in Fiscal Year ($)	Plus (Minus) Change in Fair Value from Prior Fiscal Year-End to Fiscal Year-End of Outstanding and Unvested Stock Option and Stock Awards Granted in Prior Fiscal Years ($)	Fair Value as of the Vesting Date of Awards Granted and that Vested in the Same Year ($)

Plus (Minus) Change in Fair Value from Prior Fiscal Year-End to Vesting Date of Stock Option and Stock Awards Granted in Prior Fiscal Years for which Applicable Vesting Conditions were Satisfied During Fiscal Year ($)

							(Minus) Fair Value as of Prior Fiscal Year-End of Stock Option and Stock Awards Granted in Prior Fiscal Years that Failed to Meet Applicable Vesting Conditions During Fiscal Year ($)	Compensation Actually Paid ($)
PEO
2025	1,350,325	(141,000)	15,518	(17)	429,156	1,946,843	—	3,600,825
2024	4,146,777	(2,945,984)	291,102	(28)	864,624	518,651	—	2,875,142
2023	5,856,319	(4,520,820)	—	(1,890,743)	937,500	(1,927,144)	—	(1,544,888)
Non-PEO NEOs (Average)
2025	617,420	(13,629)	1,500	(1)	200,909	109,585	—	915,784
2024	926,893	(271,088)	14,556	(35)	318,239	41,142	—	1,029,707
2023	1,074,363	(385,154)	—	(148,336)	279,019	(64,611)	—	755,281

For the values of equity awards included in the above table, fair values are calculated in accordance with FASB ASC Topic 718 and, in the case of performance-based stock options and performance shares, are based on the probable outcome of the performance conditions as of the applicable measuring date (or actual performance results approved by our Compensation Committee as of the applicable vesting date). Otherwise, the valuation assumptions used to calculate fair values did not materially differ from those used in our disclosures of fair value as of the grant date.

Relationship Between Pay and Performance

Description of Relationship between PEO and average Non-PEO NEO compensation actually paid and our Net Income (Loss)

As is the case with many companies in the biotechnology industry, the Company’s incentive objectives are generally tied to our strategic and operational goals rather than financial goals. Accordingly, our compensation program is not influenced by financial metrics, such as net income. For 2023, our net loss was $257.4 million, while the “compensation actually paid” was a negative $1.5 million for Dr. Armen and a positive $0.8 million for the average of our Non-PEO NEOs. In 2024, our net loss was $232.3 million while the “compensation actually paid” paid for Dr. Armen and the average for our Non-PEO NEOs was $2.9 million and $1.0 million, respectively. In 2025, our net loss was $3.1 million while the “compensation actually paid” paid for Dr. Armen and the average for our Non-PEO NEOs was $3.6 million and $0.9 million, respectively. The fluctuations in our “compensation actually paid” were driven by the fluctuations in our stock price over the five-year period, particularly in light of the leverage of our executive compensation program towards equity awards.

Description of Relationship between PEO and average Non-PEO NEO compensation actually paid and our TSR

The following chart sets forth the relationship between compensation actually paid to our PEO and, the average compensation actually paid to our Non-PEO NEOs, each as set forth in the table above, and our total shareholder return ("TSR") over the three-year period from 2023 through 2025.

$4,000
$3,000
$2,000
$1,000
$-
$(1,000)
$(2,000)
Compensation Actually Paid (in 000s)
$120.00
$100.00
$80.00
$60.00
$40.00
$20.00
$-
Total Shareholder Return
$100.00
$755
$(1,545)
$34.58
$2,875
$1,030
$5.71
$3,601
$916
$6.54
2022
2023
2024
2025
Compensation Actually Paid to PEO
Average Compensation Actually Paid to Non-PEO NEOs
Total Shareholder Return

OWNERSHIP OF OUR COMMON STOCK

Ownership By Management

On April 22, 2026, Agenus had 41,538,554 shares of common stock issued and outstanding. The table below shows, as of April 22, 2026, beneficial ownership of our common stock by each director, each NEO, and all directors and executive officers as a group.

In accordance with SEC rules, we have included in the column “Number of Issued Shares” all shares of common stock over which the person has sole or shared voting or investment power as of April 22, 2026, and we have included in the column “Number of Shares Issuable” all shares of common stock that the person has the right to acquire within 60 days after April 22, 2026 through the exercise of any stock options, the vesting of restricted shares, or in the case of directors, any shares to be distributed under the DDCP. All shares that a person has a right to acquire within 60 days of April 22, 2026 are deemed outstanding for the purpose of computing the percentage beneficially owned by the person, but are not deemed outstanding for the purpose of computing the percentage beneficially owned by any other person.

Unless otherwise indicated, each person has the sole power (or shares the power with a spouse) to invest and vote the shares of common stock listed opposite the person’s name. Where applicable, ownership is subject to community property laws. Our inclusion of shares in this table as beneficially owned is not an admission of beneficial ownership of those shares by the person listed in the table. Except as noted, the address of each stockholder is c/o Agenus Inc., 3 Forbes Road, Lexington, Massachusetts 02421.

Name of beneficial owner	Number of Issued Shares	Number of Shares Issuable	Total	Percent of Class
Garo H. Armen, Ph.D.(1)	402,798	1,423,617	1,826,415	4.3%
Jennifer Buell	18,288	513,869	532,157	1.3%
Brian Corvese	4,604	88,762	93,366	*
Thomas Harrison	38,998	21,249	60,247	*
Susan Hirsch(3)	5,936	56,206	62,142	*
Steven O'Day	57,116	127,892	185,008	*
Timothy R. Wright(2)	2,769	86,148	88,917	*
All current directors and executive officers as a group (7 persons)(4)	530,509	2,317,743	2,848,252	6.5%

* Less than one percent

(1) Excludes shares owned through Antigenics Holdings LLC (“Holdings”). Dr. Armen is Chief Executive Officer, Chairman of the Board of Managers and a member of Holdings which owns 202 shares of our common stock. Includes 23,950 shares held by the Garo Armen 2020 2 Year AG GRAT as Dr. Armen is the trustee and has investment authority, 31,298 held in an IRA, and 5,000 shares held by Pixie Partners, a General Partnership, as Dr. Armen is a general partner.

(2) Includes 26,361 deferred shares to be distributed in accordance with the terms of our DDCP.

(3) Includes 16,206 deferred shares to be distributed in accordance with the terms of our DDCP.

(4) Includes 42,567 deferred shares to be distributed in accordance with the terms of our DDCP, and excludes shares held by Holdings as described in footnote (1).

Ownership By Certain Beneficial Owners

This table shows certain information, based on filings with the SEC, about the beneficial ownership of our capital stock as of April 22, 2026 by each person known to us owning beneficially more than 5% of any class of our capital stock. Unless otherwise indicated in a footnote to this table, each person has the sole power to invest and vote the shares of common stock listed opposite the person’s name.

Name and Address of beneficial Owner	Title of Class	Number of Shares		Percent of Class
Brad M. Kelley	Common	79,551		*
1410 Moran Road Franklin, TN 37069-6300	Series A-1 Preferred	31,620	(1)	100%
Zynext Ventures USA LLC	Common	2,133,333	(2)	5.1%
73 Route 31N Pennington, NJ 08534

* Less than one percent

(1) Mr. Kelley owns 31,620 shares of our Series A-1 Convertible Preferred Stock, our only shares of outstanding Series A-1 preferred stock. These shares have an initial conversion price of $1,897.20 and are currently convertible into 16,666 shares of our common stock. If Mr. Kelley had converted all 31,620 shares of Series A-1 Convertible Preferred Stock into shares of common stock as of April 22, 2026, he would have held 96,218 shares of our common stock, or 0.2% of the shares outstanding.

(2) Based solely upon information set forth on Schedule 13D filed with the SEC on January 23, 2026 by Zynext Ventures USA LLC. Zynext Ventures USA LLC has shared voting and dispositive power (with Zynext Ventures PTE LTD and Zydus Lifesciences LTD) over 2,133,333 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Our executive officers, directors, and 10% stockholders are required under Section 16(a) of the 1934 Act, to file reports of ownership and changes in ownership of our securities with the SEC.

Based solely on a review of the copies of reports furnished to us, we believe that during our 2025 fiscal year, our directors, executive officers, and 10% stockholders complied with all applicable Section 16(a) filing requirements, except that, due to an administrative error, Form 4s reporting a grant on June 17, 2025 of options to purchase shares of our common stock and a grant on July 1, 2025 of fully vested shares to Thomas Harrison were not filed until July 15, 2025, and Form 4s reporting a grant of fully vested shares on June 18, 2025 to all our named executive officers then in office were not filed until June 30, 2025.

EQUITY PLANS

Securities Authorized For Issuance Under Equity Compensation Plans

The following table provides information about the securities authorized for issuance under our equity compensation plans as of December 31, 2025.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plan (Excluding Securities Reflected in Column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	5,077,797	$25.42	5,282,973	(2)
Equity compensation plans not approved by security holders(3)	37,861	$46.51	46,624
Total	5,115,658		5,329,597

(1)
Includes 5,020,701 shares subject to awards under our 2009 Plan and our 2019 EIP, and 57,096 shares issuable under our DDCP.
(2)
Includes shares that may be issued under our 2019 EIP, our ESPP and our DDCP. Does not include any shares that may be issued under our ESPP if Proposal 2 is approved by our stockholders at the 2026 Annual Meeting.
(3)
Represents our 2015 Inducement Equity Plan, pursuant to which equity awards may be granted to new employees in accordance with Nasdaq Listing Rule 5635(c)(4).
(4)

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions

Protagenic Therapeutics, Inc.

During the years ended December 31, 2025, 2024 and 2023, our Audit and Finance Committee approved the performance of research and development manufacturing services totaling $20,000, $97,000 and $150,000, respectively, for Protagenic Therapeutics, Inc (“Protagenic”). We are reimbursed for these services on an actual time and materials basis. Dr. Garo H. Armen, our CEO, is Executive Chairman of and has a greater than 10% equity interest in Protagenic.

MiNK Therapeutics, Inc.

We completed MiNK Therapeutics, Inc.'s ("MiNK") initial public offering in October 2021. MiNK is listed on Nasdaq under the symbol "INKT" and focuses on invariant natural killer T cell therapies for cancer and immune diseases. In July 2025, our ownership percentage of MiNK dropped below 50%. Although we continue to exercise significant influence, this change resulted in a loss of control, and MiNK was deconsolidated in the quarter ended September 30, 2025. Subsequent to the deconsolidation, we account for our investment in MiNK under the equity method of accounting with the fair value option. As of December 31, 2025, we owned approximately 46% of MiNK. Prior to its IPO, MiNK relied entirely on us for working capital, and certain operations remain integrated, including finance, human resources, information technology, and legal.

Effective April 1, 2022, we entered into an Amended and Restated Intercompany Services Agreement with MiNK, under which:

•
MiNK pays 10% of our costs for administrative services.
•
Research and development services are billed at actual costs plus employee expense allocations.
•
No charges apply for shared legal and regulatory services, provided they are balanced in scope.
•
MiNK pays proportionately for office and laboratory space usage and certain insurance coverage.
•
The agreement can be terminated with 60 days’ notice for overall services, or 30 days’ notice for individual services.

Allocated service expenses to MiNK were approximately $0.9 million, $1.1 million, and $1.0 million for 2025, 2024, and 2023, respectively. MiNK owed us $15.4 million as of December 31, 2025, which repayment we have deferred for the foreseeable future.

In February 2024, MiNK issued us a convertible promissory note of up to $5.0 million with a 2% annual interest, payable upon maturity on January 1, 2026, upon a change of control, or convertible into equity under certain conditions. On December 31, 2025, the note had a principal balance of $5.0 million, accrued interest of $179,444, and an effective interest rate of 15.0%. In January 2026, the Note was repaid in full.

Family Relationships

Zachary Armen, Vice President, Corporate Development and Investor Relations, is the son of our CEO, Dr. Garo Armen. Zachary Armen's total cash compensation was $260,624 in each of 2025, 2024 and 2023. In 2023, he received an option to purchase 2,000 shares of our common stock, subject to a four-year vesting schedule where one-fourth of the options vest on the one-year anniversary of the grant date, with the remainder vesting in equal annual installments on the anniversary of his date of hire, generally subject to his continued employment or service with the Company. In 2024, he received:

•
an option to acquire 5,699 shares of our common stock in lieu of a cash bonus, which vested fully in 2024.
•
an option to acquire 1,803 shares of our common stock with a three-year vesting schedule where one-third of the options vest on the on-year anniversary of the grant date, with the remainder vesting in equal quarterly installments.
•
an option to acquire 5,000 shares of our common stock as a one-time bonus related to a corporate transaction subject to a three-year vesting schedule where one-third of the options vest on each annual anniversary of the grant date.
•
an option to acquire 75,000 shares of our common stock as a one-time retention award, fully vesting in 2025.

In 2025 he received 18,176 shares of fully vested Agenus stock in lieu of his 2024 cash bonus.

Related Party Transaction Policies and Procedures

Our Audit and Finance Committee reviews and approves material related party transactions, excluding MiNK transactions, which the Affiliate Transactions Committee oversees. Transactions are assessed based on fairness and the best interest of Agenus. Our directors and executive officers complete annual questionnaires to identify potential related party transactions, which we review for conflicts of interest. Our policies require immediate disclosure of potential conflicts for management review and Audit and Finance Committee approval. The charters for these committees and our Code of Business Conduct and Ethics are available on our website at https://investor.agenusbio.com/ corporate-governance. No material on our website is part of this proxy statement.

PROPOSAL 2— TO APPROVE AN AMENDMENT TO OUR 2019 EMPLOYEE STOCK PURCHASE PLAN (AS AMENDED) TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK AUTHORIZED FOR ISSUANCE UNDER SUCH PLAN FROM 150,000 SHARES TO 200,000 SHARES

Summary

We are seeking stockholder approval to amend our 2019 Employee Stock Purchase Plan (ESPP) to increase the authorized shares available for issuance thereunder from 150,000 shares to 200,000 shares. The Board recommends that stockholders vote FOR Proposal 2.

Why We Are Requesting Your Vote

Our ESPP is an important benefit that allows employees to build ownership in the Company alongside other stockholders. The program is widely valued by our workforce, administered at modest cost, and fully consistent with SEC and IRS requirements for a qualified “Section 423” plan.

The current 150,000-share pool — originally adopted when the Company had a meaningfully higher per-share price — has been largely consumed through employee purchases as participation has grown. An incremental 50,000 shares will sustain the program for multiple future option periods and ensure that we can continue to offer this benefit without interruption.

Description of Proposal

Our 2019 Employee Stock Purchase Plan (as amended in 2021 and 2023, our “ESPP”) was originally approved by our stockholders on June 16, 2020, was amended on April 28, 2021 and was further amended in April 2023 and April 2025. On April 20, 2026, the Board approved a subsequent amendment (the “ESPP Amendment”) to our ESPP (as amended by the ESPP Amendment, our “Amended ESPP”), subject to stockholder approval. We are requesting that stockholders approve the ESPP Amendment to increase the maximum number of shares available for purchase pursuant to the exercise of options granted under our ESPP from 150,000 shares to 200,000 shares. The material terms of our Amended ESPP are described under “Summary of our Amended ESPP” below. If stockholders do not approve this Proposal 2, the proposed 50,000 additional shares will not become available for issuance under our ESPP, and we will not have sufficient shares to maintain our ESPP.

Existing Equity Plan Information

The table included in Proposal 3 includes aggregate information, as of December 31, 2025, regarding outstanding equity awards and the number of shares available for future awards under our Amended and Restated 2009 Equity Incentive Plan (our “2009 Plan”), our 2019 Plan, our ESPP, the DDCP and our 2015 Inducement Equity Plan, and the number of new shares that would be available for issuance under the Amended ESPP if this Proposal 2 is approved by stockholders.

Summary of our Amended ESPP

The following is a brief summary of the material terms of our Amended ESPP. A copy of the ESPP Amendment is attached as Appendix A to this proxy statement, and we urge stockholders to read it in its entirety. The following description of the material terms of our Amended ESPP is qualified in its entirety by reference to the full text of our Amended ESPP.

In General. Our Amended ESPP is intended to enable eligible employees to purchase shares of our common stock and thereby acquire an interest in the future of the Company. Our Amended ESPP is generally implemented by a series of separate offerings, which we refer to as option periods. On the first day of each option period, participating employees will be granted an option to purchase shares of our common stock, which will be automatically exercised on the last business day of the option period. Our Amended ESPP is intended to satisfy the requirements of Section 423 of the Code.

Administration. Our Amended ESPP is administered by our Compensation Committee, the Board and their delegates, which will have the discretionary authority to interpret the Amended ESPP; determine eligibility under the Amended ESPP; prescribe forms, rules, and procedures relating to the Amended ESPP; and to otherwise do all things necessary or appropriate to carry out the purposes of the Amended ESPP. Our Compensation Committee (or the Board) may delegate such of its duties, powers and responsibilities as it may determine to one or more of its members and may delegate such ministerial tasks as it deems appropriate to employees and other persons. As used in this summary, the term “Administrator” refers to our Compensation Committee, the Board or any authorized delegates, as applicable.

Eligibility. Participation in our Amended ESPP is limited to our employees and those of our designated subsidiaries. No employee will be granted an option under our Amended ESPP if, immediately after the option is granted, the employee would own (or would be deemed to own) shares of our common stock possessing five percent or more of the total combined voting power or value of all classes of shares of us, our parent or our subsidiaries. In addition, no employee will be granted an option under our Amended ESPP that would permit his or her rights to purchase shares under all employee stock purchase plans maintained by us and our parent and subsidiaries to accrue at a rate that exceeds $25,000 (or such other maximum prescribed by the Code) of fair market value of stock for each calendar year during which any option granted to such employee is outstanding at any time, determined in accordance with Section 423(b)(8) of the Code. As of April 22, 2026 approximately 78 employees were eligible to participate in our Amended ESPP, including all of our executive officers.

Authorized Shares. Subject to adjustment as described below, 200,000 shares of our common stock are reserved for issuance under our Amended ESPP (inclusive of shares previously issued under our ESPP prior to the effective date of our Amended ESPP). Without giving effect to the ESPP Amendment, as of April 22, 2026, 663 shares remained available for issuance under our ESPP. If any option granted under our Amended ESPP expires or terminates for any reason without having been exercised in full or ceases for any reason to be exercisable in whole or in part, the unpurchased shares subject to such option will again be available for sale pursuant to the exercise of options under our Amended ESPP. The closing price of our common stock as reported on Nasdaq on April 22, 2026 was $3.94 per share.

Shares that may be issued under our Amended ESPP may be authorized but unissued shares, treasury shares or reacquired shares.

Participation. Eligible employees may elect to participate in an option period under our Amended ESPP in the manner and within the time periods established by the Administrator. A participant who holds an option under our Amended ESPP may at any time prior to exercise cancel all (but not less than all) of his or her option by notice to the Administrator in accordance with the procedures prescribed by, and in a form acceptable to, the Administrator. Upon cancellation, the balance of the participant’s account under our Amended ESPP will be returned to the participant.

Option Periods. Unless otherwise determined by the Administrator, option periods under our Amended ESPP will be approximately six months in duration and commence on the first business day of January and July of each year and end on the last business day of June and December of each year, respectively.

Options. Subject to the limitations in our Amended ESPP, on the first day of each option period, participating employees will be granted an option to purchase no more than 20,000 shares of our common stock. On the last day of each option period, each employee who is a participant in our Amended ESPP will be deemed to have exercised the option granted to him or her for the option period.

Purchase Price. The purchase price of each share issued pursuant to the exercise of an option under our Amended ESPP on an exercise date will be 85% of the lesser of (i) the closing price of a share on the date the option is granted (or, if no closing price is reported for that date, the closing price on the immediately preceding date on which a closing price was reported) and (ii) the closing price of a share on the exercise date (or, if no closing price is reported for that date, the closing price on the immediately preceding date on which a closing price was reported).

Transfer Restrictions. Options granted under our Amended ESPP during the participant’s lifetime will be exercisable only by such participant and may not be sold, pledged, assigned or transferred in any manner.

Adjustments. In the event of any change in the outstanding stock of the Company by reason of a stock dividend, stock split, recapitalization, merger, consolidation, reorganization, or other capital change, the aggregate number and type of shares available under our Amended ESPP, the number and type of shares under options granted but not exercised, the maximum number and type of shares purchasable under an option, and the option price will be appropriately adjusted; provided that no adjustment will be made unless the Company is satisfied that it will not constitute a modification of rights granted under our Amended ESPP or otherwise disqualify our Amended ESPP as an employee stock purchase plan under Section 423 of the Code.

Certain Transactions. In the event of a sale of all or substantially all of our stock or assets, or a consolidation, merger or similar transaction in which the Company does not survive or which results in the acquisition of the Company by another person, or any other change of control or acquisition of the business of the Company or corporate transaction that is designated by the Administrator, the Administrator may (i) if the Company is merged with or acquired by another corporation, provide that each outstanding option will be assumed or that a substitute option will be granted by the acquirer, the successor or one of their parents or subsidiaries, (ii) cancel each option and return the balances in participants’ accounts under our Amended ESPP to participants, or (iii) end the option period on or before the date of the proposed sale or merger.

Term. Our ESPP, without giving effect to the ESPP Amendment, became effective on June 30, 2019, the date our ESPP was approved by the Board, and no rights shall be granted thereunder after the tenth anniversary of such date of Board approval. Our Amended ESPP will become effective upon stockholder approval of this Proposal 2.

Amendment and Termination. The Administrator may at any time amend our Amended ESPP to the extent, and in any manner, it may deem advisable, subject to stockholder approval if the amendment would be treated as the adoption of a new plan for purposes of Section 423 of the Code. The Administrator may suspend or terminate our Amended ESPP at any time. In connection with any such suspension or termination, the Administrator may provide that outstanding options will be exercisable either at the end of the applicable option period or such earlier date as the Administrator may specify or that the balance of the participant’s account under our Amended ESPP will be returned to the participant.

Certain Federal Income Tax Consequences of our Amended ESPP

The following is a summary of certain U.S. federal income tax consequences associated with options granted under our Amended ESPP. This summary does not purport to cover federal employment tax or other U.S. federal tax consequences that may be associated with our Amended ESPP, nor does it cover state, local or non-U.S. taxes.

Our Amended ESPP is intended to qualify under the provisions of Section 423 of the Code. Our Amended ESPP is not subject to any provisions of the Employee Retirement Income Security Act of 1974.

Assuming our Amended ESPP is and remains so qualified, no income will be taxable to a participant until the sale or other disposition of the shares of common stock purchased under our Amended ESPP (the “ESPP shares”). Upon such sale or disposition, the participant will generally be subject to tax in an amount that depends upon the participant’s holding period with respect to the ESPP shares. If the ESPP shares are sold or disposed of more than two years from the first day of the applicable option period and more than one year from the date of purchase, or upon the participant’s death while owning the ESPP shares, the participant will recognize ordinary income measured as the lesser of (1) the excess of the fair market value of the ESPP shares at the time of such sale or disposition over the purchase price or (2) an amount equal to the excess of the fair market value of the ESPP shares as of the first day of the option period over the purchase price. Any additional gain will be treated as long-term capital gain. If the ESPP shares held for the periods described above are sold and the sale price is less than the purchase price, there is no ordinary income and the participant generally will have long-term capital loss equal to the difference between the sale price and the purchase price. If shares are sold or otherwise disposed of before the expiration of the holding periods described above, other than following the participant’s death while owning the shares, the participant will recognize ordinary income generally measured as the excess of the fair market value of the ESPP shares on the date the ESPP shares were purchased over the purchase price. Any additional gain or loss on such sale or disposition will generally be long-term or short-term capital gain or loss, depending on the participant’s holding period with respect to the ESPP shares. The Company is not generally entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except generally to the extent of ordinary income recognized upon a sale or disposition of shares prior to the expiration of the holding periods described above.

New Plan Benefits

The amounts of future stock purchases under our Amended ESPP are not determinable because, under the terms of our Amended ESPP, purchases are based upon elections made by participants. Future purchase prices are not determinable because they are based upon fair market value of shares of our common stock at the beginning and end of each applicable option period.

The following table sets forth the number of shares under our ESPP that were acquired by our named executive officers, our executive officers as a group and our other employees (who are not executive officers) as a group for the option period ending on December 31, 2025. Non-employee directors are not eligible to participate in our Amended ESPP.

Name	Number of Shares

Garo H. Armen, Ph.D.	-
Steven J. O’Day, M.D.	-
Christine M. Klaskin	-
Executive Officer Employee Group	4,682
Non-Executive Officer Employee Group	15,846

Vote Required

To approve Proposal 2, a majority of the votes cast by stockholders present in person or by proxy and voting on the matter must vote FOR Proposal 2. If your shares are held by your broker, bank, or nominee in “street name,” and you do not vote your shares, your broker, bank, or nominee has authority to vote your unvoted shares on Proposal 2. If the broker, bank, or nominee does not vote your unvoted shares, there will be no effect on the vote because these “broker non-votes” are not considered to be voting on the matter. Abstentions and “broker non-votes” will not be counted as votes cast or shares voting on Proposal 2, and will have no effect on the vote.

The Board of Directors recommends a vote FOR Proposal 2.

PROPOSAL 3— To approve an AMENDMENT TO OUR 2019 EQUITY INCENTIVE PLAN TO INCREASE THE SHARE POOL BY 5,000,000 SHARES

Summary

We are seeking stockholder approval to amend our Amended and Restated 2019 Equity Incentive Plan (2019 EIP). This amendment will increase the available shares under the plan by 5,000,000 shares. The Board recommends that stockholders vote FOR Proposal 3.

Why This Proposal Matters

Equity-based compensation is central to the Company's ability to attract and retain scientific, clinical, and operational talent in a highly competitive labor market. Over the past two years, the Company has used equity in lieu of cash wherever practicable — including payment of Dr. Armen's net base salary in stock since August 2023, payment of 2024 annual bonuses in fully vested Agenus common stock, payment of 2025 annual bonuses in Agenus stock options, and broad use of equity awards across the workforce. In addition, Dr. Armen, our Chief Commercial Officer, and certain other executives have elected to receive both their base and annual bonus compensation entirely in the form of Agenus common stock and stock options, with no cash component — elections under which the realized compensation of the participating executives tracks directly with the Company's long-term share price performance. This approach has been a deliberate component of the disciplined execution that has contributed to a substantial reduction in the Company's annual operational net burn — from over $200 million in recent years to an expected approximately $50 million, as reflected in guidance provided in its public disclosures — and it depends on a sufficient share pool under the 2019 EIP.

The 5,000,000-share increase we are requesting in this Proposal 3 represents approximately 12% of the 41,538,554 shares of common stock outstanding as of the record date. It is sized to fund several years of annual grant cycles under prevailing peer-group practice and to cover the specific near-term obligations summarized below. Without this increase, we expect to exhaust the pool during our normal 2026 grant cycle — forcing difficult trade-offs between critical hires, retention of existing talent, and honoring equity-based compensation commitments we have already made.

Description of Proposal

Our Amended and Restated 2019 Equity Incentive Plan (our “2019 EIP”) was originally approved by our stockholders on June 19, 2019, and has subsequently been amended, most recently in 2025. On April 20, 2026, the Board approved, subject to shareholder approval, an amendment to increase the maximum number of shares of our common stock available for issuance under our 2019 EIP by 5,000,000 shares.

If stockholders do not approve this Proposal 3, the proposed 5,000,000 additional shares will not become available for issuance under our 2019 EIP. The material terms of our 2019 EIP, as Amended and Restated, are described under “Summary of our 2019 EIP” below.

The Specific, Near-Term Uses of the Additional Shares

The Compensation Committee has identified the following concrete, near-term uses for the additional shares. The Board believes these uses are both prudent and essential to executing our 2026 business plan.

Use	Rationale
Payment of 2025 annual incentive bonuses	On April 24, 2026, to preserve liquidity, our Compensation Committee approved the payment of the 2025 annual incentive bonuses in Agenus stock options.
Annual equity grant cycle in 2026 and 2027

Annual option grants to our NEOs and broader team support retention in a tight labor market, enable us to avoid the cost and risk of losing institutional knowledge at a critical execution point, and align every employee's financial outcome with stockholders' outcome. These grants are structured to retain critical talent through key clinical and regulatory milestones, including Phase 3 execution and expansion of reimbursed patient access.

New key hires	We are recruiting senior leadership positions in regulatory, medical affairs, and commercial preparation. Competitive inducement awards are essential to attract these candidates.

Ongoing share usage for elected equity-based compensation

Dr. Armen, our Chief Commercial Officer, and certain other executives have elected to receive both their base and annual bonus compensation entirely in the form of Agenus common stock and stock options. These elections continue to consume shares from the 2019 EIP pool.

New-hire inducement grants and broad-based employee awards	The 2019 EIP provides a single, well-governed plan for the broad-based employee awards we make on hire and promotion. An adequately funded pool avoids the need to create additional standalone plans.

Dilution, Burn Rate, and Overhang

The Compensation Committee considered dilution and burn rate carefully when determining the size of the requested increase. The following summarizes the key metrics as of April 27, 2026:

Requested share increase under this Proposal 3	5,000,000
Increase as % of shares outstanding	12.0%
Shares remaining under 2019 EIP before increase	358,785

The Committee believes that the requested increase is reasonable when measured against (i) the Company's specific near-term hiring and retention needs, (ii) our deliberate strategy to use equity rather than cash wherever possible, (iii) prevailing peer-group practice for clinical-stage biotechnology companies of our size and development stage, and (iv) the substantial reduction in cash compensation that this strategy has produced for stockholders.

The table below includes aggregate information regarding equity awards outstanding and the number of shares available for future awards under our 2019 EIP, our Amended and Restated 2009 Equity Incentive Plan (our “2009 Plan”), the DDCP, our 2015 Inducement Equity Plan and the Agenus, Inc. 2019 Employee Stock Purchase Plan (as amended) (our “ESPP”), in each case, as of December 31, 2025, and the number of shares that would be available for issuance under our 2019 EIP, as Amended and Restated, if this proposal is approved by stockholders and the number of shares that would be available for issuance under our ESPP if Proposal 2 is approved by stockholders. If stockholders approve Proposal 4, options with respect to approximately 8,697,165 million shares of our common stock (assuming the exercise prices of these options exceeds the closing price on the date of the option exchange), as of April 27, 2026, will be exchanged for options with an exercise price equal to the closing price of our common stock on the date of grant of the new options (i.e., those options will be “repriced”).

Information on Equity Compensation Plans as of December 31, 2025
Total number of stock options outstanding(1)	5,039,487
Weighted-average exercise price of stock options outstanding(2)	$25.20
Weighted-average remaining duration of stock options outstanding	7.0 years
Total number of full value awards outstanding (including RSUs)(3)	76,171
Total shares available for future awards under our 2019 EIP(4)	5,269,543
Total shares available for future awards under the 2015 Inducement Equity Plan	46,624
Total shares available for future awards under the DDCP	12,767
Total shares available for future awards under our ESPP	663
Proposed increase to shares available for awards under our 2019 EIP, as Amended and Restated	5,000,000
Proposed increase to shares available for awards under our Amended ESPP	50,000
Total shares of common stock outstanding (as of December 31, 2025)	35,320,397

(1) Includes 4,740,474 stock options outstanding under our 2019 EIP, 266,654 stock options outstanding under our 2009 Plan, and 32,359 stock options outstanding under the 2015 Inducement Equity Plan. No stock appreciation rights are outstanding.

(2) If Proposal 4 is approved by our stockholders, options with respect to approximately 8,697,165 million shares of our common stock (assuming the exercise prices of these options exceeds the closing price on the date of the option exchange), as of April 27, 2026, will be exchanged for options that have an exercise price equal to the closing price of our common stock on the date of grant of the new options.

(3) Includes 13,573 and 5,502 shares underlying awards (other than stock options) outstanding under our 2019 EIP and the 2015 Inducement Equity Plan, respectively, and 57,096 shares underlying awards outstanding under the DDCP.

(4) Without giving affect to the proposed amendments. Share counting provisions, including adjustments to the number of shares available under our 2019 EIP, are described below under “Authorized Shares” and “Adjustments.”

Our 2019 EIP, as Amended and Restated, is consistent with principles of good corporate governance.

The Board believes that our 2019 EIP, as Amended and Restated, will promote the interests of stockholders and is consistent with principles of good corporate governance, including:

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No Discounted Stock Options or SARs. All stock option and stock appreciation rights (“SAR”) awards under our 2019 EIP, as Amended and Restated, must have an exercise or base price that is not less than the closing price of the underlying common stock on the date of grant.
•
No Repricing. Other than in connection with a corporate transaction affecting the Company, our 2019 EIP, as Amended and Restated, prohibits any repricing of stock options or SARs without obtaining stockholder approval.
•
Limits on Awards to non-Employee Directors. Our 2019 EIP, as Amended and Restated, limits the amount of compensation payable to non-employee directors in any year.
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No Liberal Share Recycling. Shares underlying stock options and other awards issued under our 2019 EIP, as Amended and Restated, will not be recycled into the share pool if they are withheld in payment of the exercise price of the award or to satisfy tax withholding obligations in respect of the award. The number of shares available for delivery under our 2019 EIP, as Amended and Restated, will not be increased by any shares that have been delivered under our 2019 EIP, as Amended and Restated that are subsequently repurchased using proceeds directly attributable to stock option exercises.
•
Minimum Vesting Periods. Awards under our 2019 EIP, as Amended and Restated, may not be scheduled to vest, in whole or in part, within one year of grant (subject to exceptions for (i) awards to non-employee directors that vest on the earlier of the one-year anniversary of the grant date and the next annual meeting of stockholders which is at least 50 weeks after the immediately preceding year’s annual meeting, (ii) shares delivered in lieu of or in settlement of fully vested cash awards, salary or other payments otherwise payable to the participant, (iii) substitute awards granted in connection with a business acquisition, and (iv) awards that result in the issuance of a maximum of 5% of shares available for issuance under the plan); and provided that the plan administrator maintains discretion to provide for accelerated exercisability or vesting of any awards in the case of retirement, death, disability, or a covered transaction (as described below).
•
No Reload Awards. Our 2019 EIP, as Amended and Restated, prohibits the grant of “reload” awards.
•
No Dividends on Unvested Awards. Dividend and dividend equivalents may not be paid on a current basis on unvested awards.
•
No Liberal Change of Control Definition. Our 2019 EIP, as Amended and Restated, does not include a “liberal” change of control definition.

Summary of our 2019 EIP, as Amended and Restated

The following is a brief summary of the material terms of our 2019 EIP, as Amended and Restated. A copy of our 2019 EIP, Amendment is attached as Appendix B to this proxy statement, and we urge stockholders to read it in its entirety. The following description of the material terms of our 2019 EIP, as Amended and Restated, is qualified in its entirety by reference to the full text of our 2019 EIP, as Amended and Restated.

Administration. Our 2019 EIP, as Amended and Restated, will generally be administered by our Compensation Committee, which will have the discretionary authority to administer and interpret the plan; determine eligibility for and grant awards; determine the exercise price, base value from which appreciation is measured, or purchase price, if any, applicable to any award under the plan; determine, modify, accelerate or waive the terms and conditions of any award; determine the form of settlement of awards; prescribe forms, rules and procedures relating to the plan and awards; and otherwise do all things necessary or desirable to carry out the purposes of the plan or any award. Our Compensation Committee (or the Board, with respect to such matters over which it retains authority) may delegate to one or more of its members (or one or more members of the Board) such of its duties, powers and responsibilities as it may determine and, to the extent permitted by law, may delegate certain of its duties, powers and responsibilities to officers, employees and other persons. As used in this summary, the term “Administrator” refers to our Compensation Committee, the Board or any authorized delegates, as applicable.

Eligibility to Receive Awards. Under our 2019 EIP, as Amended and Restated, employees, directors, consultants and advisors of the Company and its affiliates (which, as of the date of this proxy statement and under the terms of our 2019 EIP, as Amended and Restated, would include MiNK) are eligible to receive awards under our 2019 EIP, as Amended and Restated. Eligibility for options intended to be incentive stock options (“ISOs”) is limited to employees of the Company or certain affiliates. As of April 22, 2026, we estimate that approximately 78 employees, including all of our executive officers, 4 non-employee directors, and 10 consultants and advisors in the aggregate would be eligible to participate in our 2019 EIP, as Amended and Restated.

Authorized Shares. Subject to adjustment as described below, the maximum number of shares of common stock that may be delivered in satisfaction of awards under our 2019 EIP, as Amended and Restated, is 17,050,000 shares (inclusive of shares subject to awards previously granted under our 2019 EIP prior to the effective date of our 2019 EIP, as Amended and Restated), plus the number of shares available for issuance under our 2009 Plan on the date our 2019 EIP was originally adopted by shareholders in 2019 (not to exceed 263,112 shares), plus any shares underlying awards under our 2009 Plan that again become available for grant under our 2009 Plan (not to exceed 982,776 shares) (the “Share Pool”). Up to 17,050,000 shares from the Share Pool may be issued in satisfaction of ISOs. The following rules apply in respect of the Share Pool:

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Any shares of stock underlying awards settled in cash or that expire, become unexercisable, terminate, or are forfeited to or repurchased by the Company without the issuance of shares will not reduce the Share Pool.
•
All shares covering a SAR, any portion of which is settled in stock, and any shares withheld in satisfaction of the exercise or purchase price or tax withholding obligations will reduce the Share Pool.
•
The Share Pool will not be increased by any shares that are delivered under our 2019 EIP, as Amended and Restated, that are subsequently repurchased by the Company using proceeds directly attributable to stock option exercises.
•
Shares issued in substitution for equity awards of an acquired company that are converted, replaced or adjusted in connection with the acquisition will not reduce the Share Pool.

Shares that may be delivered under our 2019 EIP, as Amended and Restated, may be authorized but unissued shares of our common stock or previously issued shares of our common stock acquired by the Company. Shares may be delivered under our 2019 EIP, as Amended and Restated, in satisfaction of awards granted under other compensation arrangements of the Company, including our 2009 Plan. The closing price of our common stock as reported on Nasdaq on April 22, 2026 was $3.94 per share.

Annual Director Limits. In the case of a non-employee director, with respect to his or her services as a director, the aggregate value of all compensation granted or paid to the director by the Company with respect to any calendar year, including equity awards, may not exceed $800,000 (or $1,000,000 for the calendar year in which the director is first elected). This limitation does not apply to any compensation granted or paid for services other than as a non-employee director, including as a consultant or advisor to us or any of our subsidiaries.

Types of Awards. Our 2019 EIP, as Amended and Restated, provides for the grant of stock options, SARs, restricted and unrestricted stock and stock units, performance awards, and other awards that are convertible into or otherwise based on our common stock. Dividend equivalents may also be provided in connection with awards under our 2019 EIP, as Amended and Restated, but will be subject to the same risk of forfeiture as applies to the underlying award.

•
Stock Options and SARs. The Administrator may grant stock options, including ISOs, and SARs. A stock option is a right entitling the holder to acquire shares of our common stock upon payment of the applicable exercise price. A SAR is a right entitling the holder upon exercise to receive an amount (payable in cash or shares of equivalent value) equal to the excess of the fair market value of the shares subject to the right over the base value from which appreciation is measured. The per share exercise price of each stock option, and the per share base value of each SAR, granted under our 2019 EIP, as Amended and Restated, may not be less than 100% of the closing price of a share of our common stock on the date of grant (or, if no closing price is reported for that date, the closing price on the immediately preceding date on which a closing price was reported) (110% in the case of certain ISOs). The Administrator may not grant stock options that provide for automatic “reload” grants of additional stock options.
•
Restricted and Unrestricted Stock and Stock Units. The Administrator may grant awards of stock, stock units, restricted stock and restricted stock units. A stock unit is an unfunded and unsecured promise, denominated in shares, to deliver shares or cash measured by the value of shares in the future, and a restricted stock unit is a stock unit that is subject to the satisfaction of specified performance or other vesting conditions. Restricted stock is stock subject to restrictions requiring that it be forfeited, redelivered or offered for sale to us if specified performance or other vesting conditions are not satisfied.
•
Performance Awards. The Administrator may grant performance awards, which are awards that vest subject to performance vesting conditions.
•
Other Stock-Based Awards. The Administrator may grant other awards that are convertible into or otherwise based on shares of our common stock, subject to such terms and conditions as are determined by the Administrator.
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Substitute Awards. The Administrator may grant substitute awards, which may have terms and conditions that are inconsistent with the terms and conditions of our 2019 EIP, as Amended and Restated.

Vesting; Terms of Awards. The Administrator will determine the terms and conditions of all awards granted under our 2019 EIP, as Amended and Restated, including the time or times an award vests or becomes exercisable, the terms and conditions on which an option or SAR remains exercisable, and the effect of termination of a participant’s employment or service on awards. No award under our 2019 EIP, as Amended and Restated, may be scheduled to vest, in whole or in part, prior to the date that is one year following the date the award is granted, except that the following awards will not be subject to the foregoing minimum vesting requirement: (i) substitute awards granted in connection with a business acquisition, (ii) shares delivered in lieu of or in settlement of fully vested cash awards, salary, or other payments otherwise payable to a participant, (iii) awards to non-employee directors that vest on the earlier of the one-year anniversary of the grant date and the next annual meeting of stockholders which is at least 50 weeks after the immediately preceding year’s annual meeting, and (iv) awards that result in the issuance of an aggregate of up to five percent (5%) of the aggregate shares available for issuance under our 2019 EIP, as Amended and Restated. This one-year minimum vesting requirement does not apply to the Administrator’s discretion to provide for accelerated exercisability or vesting of any awards in the case of retirement, death, disability, or a covered transaction (as described below), in the terms of an award agreement or otherwise.

Termination of Employment or Other Status. The Administrator will determine the effect of termination of employment or other service on awards.

Transferability of Awards. Except as the Administrator may otherwise determine, awards may not be transferred other than by will or by the laws of descent and distribution.

Covered Transactions. Except as otherwise provided in an award agreement or by the Administrator, in the event of a consolidation, merger or similar transaction in which the Company is not the surviving corporation or which results in the acquisition of the majority of our common stock by a single person or group, a sale or transfer of substantially all of our assets or a dissolution or liquidation of the Company (a “covered transaction”):

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For each unvested award that is then outstanding and eligible to vest based on performance, the Administrator shall determine the extent to which the applicable performance vesting conditions have been achieved as of the consummation of such covered transaction and the award, to the extent earned based on performance, will thereafter be eligible to vest based on continued employment or service, as applicable;
•
Each such award described in the immediately preceding paragraph, and each unvested award that is outstanding as of the consummation of the covered transaction that is eligible to vest solely based on continued employment or service, as applicable, will be assumed, continued or substituted for by the acquirer, survivor or affiliate thereof and will vest on the same schedule as the award so assumed, except that if the participant’s employment or service, as applicable, is terminated for any reason other than cause within two years following such covered transaction, the award (or any award substituted therefor) will vest in full;
•
Each award that is outstanding as of the consummation of the covered transaction that is not assumed, continued or substituted for as described above will vest in full in connection with the consummation of the covered transaction.
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The Administrator may provide for payment with respect to some or all awards that are not assumed, continued or substituted in an amount equal to the fair market value of the underlying shares over the applicable exercise or purchase price of such award.

Adjustments Upon Changes in Capitalization. In the event of a stock dividend, stock split or combination of shares (including a reverse stock split), recapitalization or other change in our capital structure, the Administrator will make appropriate adjustments to the maximum number of shares that may be issued under our 2019 EIP, as Amended and Restated and kind of securities subject to, and, if applicable, the exercise or purchase prices (or base values) of, outstanding awards, and any other provisions affected by such event. The Administrator may also make such adjustments to take into account other distributions to stockholders or any other event if it determines that adjustments are appropriate to avoid distortion in the operation of our 2019 EIP, as Amended and Restated, or any award. For example, on April 12, 2024, the Company effected the one-for-twenty reverse stock-split, which resulted in appropriate and proportionate adjustments under our 2019 EIP.

Clawback. The Administrator may provide that any outstanding award or the proceeds from, or other amounts received in respect of, any award or stock acquired under any award will be subject to forfeiture and disgorgement to us, with interest and related earnings, if the participant to whom the award was granted is not in compliance with the plan or the applicable award or any non-competition, non-solicitation, no-hire, non-disparagement, confidentiality, invention assignment or other restrictive covenant. Each award will be subject to any policy of the Company or any of its affiliates that relates to trading on non-public information and permitted transactions with respect to shares of our common stock, including limitations on hedging and pledging. In addition, each award will be subject to any of our policies or those of our subsidiaries that provides for the forfeiture, disgorgement or clawback with respect to incentive compensation that includes awards under the plan and will be subject to forfeiture and disgorgement to the extent required by law or applicable stock exchange listing standards.

Term. Unless sooner terminated by the Administrator, our 2019 EIP, as Amended and Restated, will terminate on June 17, 2035. Awards outstanding on that date will continue in accordance with their terms.

Amendment and Termination. The Administrator may at any time amend our 2019 EIP, as Amended and Restated, or any outstanding award and may at any time terminate our 2019 EIP, as Amended and Restated, as to future grants. However, except as expressly provided in our 2019 EIP, as Amended and Restated, or the applicable award, the Administrator may not alter the terms of an award so as to materially and adversely affect a participant’s rights under the award without the participant’s consent, unless the Administrator expressly reserved the right to do so at the time the award was granted. Any amendments to our 2019 EIP, as Amended and Restated, will be conditioned on stockholder approval to the extent required by law or applicable stock exchange requirements.

Certain Federal Income Tax Consequences of our 2019 EIP, as Amended and Restated

The following is a summary of certain U.S. federal income tax consequences associated with certain awards granted under our 2019 EIP, as Amended and Restated. This summary does not address tax rates or non-U.S., state or local tax consequences, nor does it address employment tax or other federal tax consequences, except as noted.

Stock Options (other than ISOs). In general, a participant has no taxable income upon the grant of a stock option that is not intended to be an ISO (an “NSO”) but realizes income in connection with the exercise of the NSO in an amount equal to the excess (at the time of exercise) of the fair market value of the shares acquired upon exercise over the exercise price. A corresponding deduction is generally available to the Company, subject to the limitations provided in the U.S. tax code. Upon a subsequent sale or exchange of the shares, any recognized gain or loss is treated as a capital gain or loss for which the Company is not entitled to a deduction.

ISOs. In general, a participant realizes no taxable income upon the grant or exercise of an ISO. However, the exercise of an ISO may result in an alternative minimum tax liability to the participant. Generally, a disposition of shares acquired pursuant to an ISO within two years from the date of grant or within one year after exercise produces ordinary income to the participant (and generally a deduction to the Company, subject to the limitations provided in the Code) equal to the value of the shares at the time of exercise less the exercise price. Any additional gain recognized in the disposition is treated as a capital gain for which the Company is not entitled to a deduction. If the participant does not dispose of the shares until after the expiration of these one- and two-year holding periods, any gain or loss recognized upon a subsequent sale of shares acquired pursuant to an ISO is treated as a long-term capital gain or loss for which the Company is not entitled to a deduction.

SARs. The grant of a SAR does not itself result in taxable income, nor does taxable income result merely because a SAR becomes exercisable. In general, a participant who exercises a SAR for shares of stock or receives payment in cancellation of a SAR will have ordinary income equal to the amount of any cash and the fair market value of any stock received. A corresponding deduction is generally available to the Company, subject to the limitations provided in the Code.

Unrestricted Stock Awards. A participant who purchases or is awarded unrestricted stock generally has ordinary income equal to the excess of the fair market value of the shares at that time over the purchase price, if any, and a corresponding deduction is generally available to the Company, subject to the limitations provided in the Code.

Restricted Stock Awards. A participant who is awarded or purchases shares subject to a substantial risk of forfeiture generally does not have income until the risk of forfeiture lapses. When the risk of forfeiture lapses, the participant has ordinary income equal to the excess of the fair market value of the shares at that time over the purchase price, if any, and a corresponding deduction is generally available to the Company, subject to the limitations provided in the Code. However, a participant may make an election under Section 83(b) of the Code to be taxed on restricted stock when it is acquired rather than later, when the substantial risk of forfeiture lapses. A participant who makes an effective 83(b) election will realize ordinary income equal to the fair market value of the shares as of the time of acquisition less any price paid for the shares. A corresponding deduction will generally be available to the Company, subject to the limitations provided in the Code. If a participant makes an effective 83(b) election, no additional income results by reason of the lapsing of the restrictions.

For purposes of determining capital gain or loss on a sale of shares awarded under our 2019 EIP, as Amended and Restated, the holding period in the shares begins when the participant realizes taxable income with respect to the transfer. The participant’s tax basis in the shares equals the amount paid for the shares plus any income realized with respect to the transfer. However, if a participant makes an effective 83(b) election and later forfeits the shares, the tax loss realized as a result of the forfeiture is limited to the excess of what the participant paid for the shares (if anything) over the amount (if any) realized in connection with the forfeiture.

Restricted Stock Units. The grant of a restricted stock unit does not itself generally result in taxable income. Instead, the participant is generally taxed upon vesting (and a corresponding deduction is generally available to the Company, subject to the limitations provided in the Code), unless he or she has made a proper election to defer receipt of the shares under Section 409A of the Code. If the shares delivered are restricted for tax purposes, the participant will instead be subject to the rules described above for restricted stock.

New Plan Benefits

Future benefits under the 2019 EIP (as amended by this Proposal 3) are not currently determinable because they depend on Compensation Committee discretion, individual performance, and the fair market value of our common stock at the time of grant. Certain known near-term uses of the additional shares are identified in the section “The Specific, Near-Term Uses of the Additional Shares” above.

Vote Required

To approve Proposal 3, a majority of the votes cast by stockholders present in person or by proxy and voting on the matter must vote FOR Proposal 3. If your shares are held by your broker, bank, or nominee in “street name,” and you do not vote your shares, your broker, bank, or nominee has authority to vote your unvoted shares on Proposal 3. If the broker, bank, or nominee does not vote your unvoted shares, there will be no effect on the vote because these “broker non-votes” are not considered to be voting on the matter. Abstentions and “broker non-votes” will not be counted as votes cast or shares voting on Proposal 3, and will have no effect on the vote.

The Board of Directors recommends a vote FOR Proposal 3.

PROPOSAL 4 – to APPROVe THE ONE-TIME OPTION EXCHANGE (WITH NON-EMPLOYEE DIRECTOR AND EXECUTIVE PREMIUM STRIKE)

Summary

We seek stockholder approval for a one-time exchange of eligible stock options (with an exercise price of $2.50 or greater and above the closing price on the Exchange Date) held by employees, consultants, and non-employee directors, under our 2019 EIP, our Amended and Restated 2009 Equity Incentive Plan, and our 2015 Inducement Equity Plan, for new stock options covering the same number of shares — with replacement options held by our non-employee directors and executive officers priced at a 50% premium to fair market value on the Exchange Date. The Board recommends that stockholders approve Proposal 4.

Principal Considerations

2024–2025 operational execution.

Over the past two years, our team has advanced BOT+BAL to a registrational Phase 3 trial (BATTMAN), the program demonstrated 42% two-year overall survival data in refractory MSS mCRC and 39% two-year overall survival data across 400+ patients spanning more than nine tumor types, secured the first government-reimbursed access for BOT+BAL in France (now expanded to ovarian and sarcoma), launched paid named-patient programs in other countries, recognized initial revenues that serve as an independent validator of physician and patient — closed a $91.0 million strategic collaboration with Zydus, and substantially reduced annual operational net burn from over $200 million in recent years to an expected approximately $50 million, as reflected in the Company's public disclosures.

Stock price performance.

Our stock price in 2025 did not reflect the quality of our data, the discipline of our execution, or the progress the Company made. Two factors contributed to that disconnect. (i) the FDA's prior recommendation against pursuing an accelerated approval path for BOT+BAL in MSS mCRC, which required us to invest in and initiate a large Phase 3 trial before pursuing a broader, faster filing strategy, and (ii) a broader biotech market conditions remained challenging in which many clinical-stage companies traded well below intrinsic program value. We elected to conserve cash rather than dilute stockholders at depressed valuations. As a result, substantially all of our outstanding options are deeply underwater.

Evolving regulatory environment and planned 2026 filings.

In 2025 the agency introduced the National Priority Voucher program, the plausible mechanism pathway for individualized therapies, and additional initiatives designed to expedite access to medicines for high unmet need. We intend to pursue accelerated approval for BOT+BAL in the United States and currently expect to commence the related regulatory filings during 2026, supported by maturing long-term follow-up data that reinforces the durability of responses and by response criteria that are a recognized endpoint for accelerated approval in oncology. In parallel, we are evaluating a conditional marketing authorization pathway with the European Medicines Agency. There can be no assurance that any such filing will be accepted or that any accelerated, conditional, or other approval will be granted on the timelines we currently anticipate, or at all.

Design of Proposal 4: executive premium strike.

Replacement options held by our non-employee directors and executive officers will be struck at 150% of fair market value on the Exchange Date — meaning directors and executives will realize no value from their replacement options unless the fair market value of our common stock first appreciates by approximately 50% from the Exchange Date price. All other participants, including our broader team and consultants will receive replacement options struck at fair market value, the standard market practice for an option exchange. The total number of options outstanding does not increase. This structure, taken together with the election by Dr. Armen, our Chief Commercial Officer, and certain other executives to receive both their base and annual bonus compensation entirely in the form of Agenus common stock and stock options, with no cash component, — ties the realized economic outcomes of our executives under Proposal 4 directly to stock price performance that benefits all stockholders.

Timing and the period ahead.

The Company is entering a period that includes BATTMAN Phase 3 execution, planned FDA accelerated approval filings and ongoing evaluation of an EMA conditional approval pathway during 2026, continued advancement and expansion of the France AAC, and continuation of paid named-patient programs. Retaining and motivating employees, consultants, and non-employee directors during this period is a principal objective of the Option Exchange.

How the Exchange Will Work

Eligible Holders

All employees (including executive officers), consultants, and non-employee directors of Agenus who hold Eligible Options on the Exchange Date will automatically participate in the Option Exchange, with no action required on their part. A participant must remain in continuous service with us through the Exchange Date to receive replacement options. Any individual whose service terminates before the Exchange Date — whether by voluntary resignation, retirement, involuntary termination, layoff, death, or disability — retains their Eligible Options under their existing terms and will not be eligible to receive replacement options.

Eligible Options

An Eligible Option is any outstanding stock option that (i) was granted under our 2019 EIP, our 2009 Plan, or the 2015 Inducement Equity Plan; (ii) has an exercise price of $2.50 or greater and greater than the closing price of our common stock on the Exchange Date; and (iii) vests based on continued service. As of April 27, 2026, Eligible Holders held outstanding options to purchase 8,728,415 shares of common stock, with a weighted-average exercise price of $13.89, of which 24.8% had exercise prices exceeding the closing price of our common stock on that date. The final composition of Eligible Options will be determined as of the Exchange Date. The weighted-average remaining life of the Eligible Options is 8.7 years.

One-for-One Share Exchange

The Option Exchange is a one-for-one exchange on a share-by-share basis. Each Eligible Option will be canceled and replaced with a new option covering the same number of shares, with a new exercise price determined under the tiered pricing structure described below and a new ten-year term. The aggregate number of outstanding options will not increase as a result of the Option Exchange.

Tiered Pricing Structure — the Non-employee Director and Executive Premium

The exercise price of each replacement option will be determined by the tier to which the holder belongs, as follows:

Tier	Replacement Option Strike	Rationale
Tier 1 — Non-employee Directors and Executive Officers	150% of the closing price of a share of our common stock on the Exchange Date

Directors and Executives realize no value from their replacement options unless the fair market value of the Company's common stock first appreciates by approximately 50% from the Exchange Date price, tying executive outcomes under the Option Exchange directly to stock price performance that benefits all stockholders.

Tier 2 — All Other Eligible Holders (employees and consultants)	100% of the closing price of a share of our common stock on the Exchange Date (i.e., fair market value)

Standard market practice for a one-time option exchange. Re-establishes retention and motivation value for the broad-based team that has operationally delivered on BOT/BAL and is now needed to execute BATTMAN and expand global access.

Vesting and Term

Replacement options granted in exchange for currently vested and exercisable options will be vested and exercisable on the grant date. Replacement options granted in exchange for unvested time-based options will vest on the same remaining schedule as the Eligible Options they replace, subject to continued service. All replacement options — Tier 1 and Tier 2 — will have a ten-year term from the Exchange Date.

Exchange Ratio; Aggregate Share Count Unchanged

The Option Exchange is a one-for-one exchange on a share-by-share basis. The aggregate number of shares subject to outstanding options will not increase. The Option Exchange does not increase the aggregate number of shares that may be granted under the 2019 EIP, the 2009 Plan, or the 2015 Inducement Equity Plan. The share pool increase in Proposal 3, if approved, is entirely separate from and independent of the Option Exchange.

Process

We anticipate that the Option Exchange will occur on the date this Proposal 4 is approved by stockholders (the “Exchange Date”). Subject to applicable requirements, we intend to provide Eligible Holders with a communication explaining the structure of the Exchange and their rights and obligations. Because the Exchange is a one-for-one, automatic exchange and not a voluntary tender offer, individual elections are not required.

Why the Compensation Committee Selected This Structure

The Compensation Committee evaluated several alternatives for responding to the current underwater option position, including: (i) issuing new equity awards in addition to the existing underwater options (increasing dilution); (ii) exchanging underwater options for full-value awards such as restricted stock units (changing the nature of the incentive and typically requiring a significant discount exchange ratio); and (iii) increasing cash compensation. The Committee concluded that a one-for-one option exchange, with a 50% strike premium for non-employee directors and executive officers, was the structure most consistent with the interests of stockholders because it requires no incremental cash outlay, restores retention and motivation value across the broader team, and — through the 50% non-employee director and executive premium — requires approximately 50% stock price appreciation from the Exchange Date before non-employee directors and executives realize economic value from their replacement options.

Expected Participation

Eligible Options

As of April 27, 2026, Eligible Holders held outstanding options to purchase 8,728,415 shares of common stock with a weighted average exercise price of $13.89 per share, of which 24.8% were underwater, meaning the exercise price of the option exceeded $4.09 (the closing price of a share of our common stock on April 27, 2026). Of the stock options held by Eligible Holders, outstanding options to purchase 8,697,165 shares of common stock had an exercise price equal to or greater than $2.50 per share and otherwise met the criteria to be considered Eligible Options for purposes of the Option Exchange (assuming that the exercise prices are greater than the closing price of our common stock on the date of the Option Exchange). The weighted-average exercise price and weighted average remaining life of the Eligible Options is $13.94 and 8.7 years, respectively.

The following chart illustrates the breakdown of Eligible Options by their exercise price, as of April 27, 2026.

1%
5%
4%
5%
9%
76%
$10.00 - $2.54
$11.47 - $29.40
$30.20 - $49.60
$50.00 - $67.20
$70.20 - $96.00
$100.00 - $135.40

The following chart illustrates the breakdown of Eligible Options by the year in which they were granted, as of April 27, 2026.

0%
1%
1%
3%
2%
3%
2%
4%
26%
6%
52%
2016 2017 2018 2019 2020 2021 2022 2023 2024 2025 2026

The following table sets forth the number of Eligible Options expected to be held by our NEOs, other executive officers as a group, non-employee directors, employees, and consultants as of April 27, 2026. Exact numbers will be determined as of the Exchange Date. Dr. Armen and Dr. O'Day, as executive officers, will be subject to the Tier 1 premium strike.

	Eligible Stock Options
Name	Unvested Eligible Options	Vested Eligible Options	Total
Garo H. Armen (Tier 1)	1,229,935	1,411,242	2,641,177
Steven O'Day (Tier 1)	167,848	127,892	295,740
Other executive officers as a group (Tier 1)	1,400,480	1,122,468	2,522,948
Non-executive directors as a group (Tier 1)	626,887	131,804	758,691
Other employees as a group (Tier 2)	1,339,679	577,254	1,916,933
Other consultants as a group (Tier 2)	37,799	523,877	561,676
TOTAL	4,802,628	3,894,537	8,697,165

No employee holds greater than 5% of the 8,697,165 total Eligible Options.

Accounting Impact

The incremental compensation cost associated with the Option Exchange will be measured as the excess, if any, of the fair value of each award of new stock option granted to participants in the Option Exchange, measured as of the date the new stock options are granted, over the fair value of the stock options surrendered in exchange for the new stock options, measured immediately prior to the cancellation. This incremental compensation cost will be recognized ratably over the vesting period of the new stock options, if any.

Material U.S. Federal Income Tax Consequences of the Option Exchange

The cancellation and grant of stock options pursuant to the Option Exchange should be treated as a non-taxable exchange because the new stock options will have an exercise price equal to or greater than the fair market value of our common stock on the grant date. Neither the Company, nor participants in the Option Exchange, should recognize any income for U.S. federal income tax purposes upon the grant of the new stock options. To the extent permissible and available for grant under our 2019 EIP, new stock options granted under the Option Exchange will be incentive stock options for U.S. federal income tax purposes to the maximum extent permitted under the Internal Revenue Code. Tax effects may vary in other countries; a more detailed summary of tax considerations will be provided to all participants in the Option Exchange documents.

Financial Statements

Our consolidated financial statements and other information required by Item 13(a) of Schedule 14A under the Exchange Act are incorporated by reference from our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on March 16, 2026.

Interests of Certain Persons

Our executive officers and non-employee directors are eligible to participate in the Option Exchange to the extent they hold Eligible Options and continue in service through the Exchange Date, and therefore may be considered to have an interest in the approval of this Proposal 4. Notwithstanding this interest, the Board has concluded — and the Compensation Committee has recommended — that the Option Exchange is in the best interests of stockholders because: (i) the Tier 1 non-employee director and executive premium strike ensures that non-employee directors and executives benefit only after stockholders first benefit from at least approximately 50% appreciation; (ii) the exchange is one-for-one, preserving the aggregate option count; and (iii) the Option Exchange will restore retention and motivation value across the entire team that is now executing our core strategic plan.

Vote Required

To approve Proposal 4, a majority of the votes cast by stockholders present in person or by proxy and voting on the matter must vote FOR Proposal 4. If your shares are held by your broker, bank, or nominee in “street name,” and you do not vote your shares, your broker, bank, or nominee has authority to vote your unvoted shares on Proposal 4. If the broker, bank, or nominee does not vote your unvoted shares, there will be no effect on the vote because these “broker non-votes” are not considered to be voting on the matter. Abstentions and “broker non-votes” will not be counted as votes cast or shares voting on Proposal 4, and will have no effect on the vote.

The Board of Directors recommends a vote FOR Proposal 4.

PROPOSAL 5—TO APPROVE, IN A NON-BINDING ADVISORY VOTE, THE COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS FOR 2025

The Board recommends that stockholders approve, on a non-binding advisory basis, the compensation of the Company's named executive officers for 2025 as disclosed in this Proxy Statement.

We are providing stockholders with the opportunity at the 2026 Annual Meeting to vote on the following advisory resolution, commonly referred to as a “Say-on-Pay” vote:

RESOLVED, that the stockholders of the Company approve, on a non-binding advisory basis, the compensation of the Company's named executive officers for 2025, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation tables and the related narrative disclosure.

The compensation of our NEOs is described under “Executive Compensation” earlier in this Proxy Statement, including the compensation tables and related narrative. As described in that section, our 2025 executive compensation program:

•
Held NEO base salaries unchanged from 2024;
•
Determined that the 2025 annual incentive bonuses would be paid in Agenus stock options in lieu of cash;
•
Delivered a substantial portion of realized compensation in equity — including elections by Dr. Armen, our Chief Commercial Officer, and certain other executives to receive both their base and annual bonus compensation entirely in the form of Agenus common stock and stock options — aligning the realized compensation of participating executives directly with the Company's long-term share price performance; and
•
Supported the significant clinical, regulatory, and operational milestones described under the Executive Summary (BATTMAN Phase 3 initiation, ESMO and ESMO-GI 2025 data presentations, the French AAC access pathway including reimbursement for three tumor types, the expansion of paid named patient programs in Europe, South and Central America, realized income from these programs, and the Zydus collaboration), while substantially reducing the Company's annual operational net burn — from over $200 million in recent years to an expected approximately $50 million, as reflected in public disclosures.

While the Say-on-Pay vote is non-binding, the Board and the Compensation Committee value stockholder views on executive compensation and will consider the outcome of the vote on Proposal 5 when making future compensation decisions for our NEOs.

Vote Required

To approve Proposal 5, stockholders holding a majority of Agenus common stock present or represented by proxy at the 2026 Annual Meeting and voting on the matter must vote FOR Proposal 5. Abstentions and “broker non-votes” will not be counted as votes cast or shares voting on Proposal 5 and will have no effect on the vote.

The Board of Directors recommends a vote FOR Proposal 5.

PROPOSAL 5—TO RATIFY THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2026

The Board recommends that stockholders ratify the Audit and Finance Committee's selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026.

Our Audit and Finance Committee has selected KPMG LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2026. KPMG has served in this role since 1997. Although stockholder ratification is not required by law, our Board believes it is good practice to give stockholders the opportunity to ratify this selection. If stockholders do not ratify this appointment, the Audit and Finance Committee will reconsider its selection. Even if the appointment is ratified, the Audit and Finance Committee — which has direct authority to engage our independent registered public accounting firm — may appoint a different firm at any time during the year if it determines that a change would be in the best interests of Agenus and our stockholders.

Representatives of KPMG are expected to attend the 2026 Annual Meeting. They will have the opportunity to make a statement if they wish and to respond to appropriate questions from stockholders.

Accountant Fees and Services

The following summarizes fees incurred by us for professional services rendered by KPMG LLP for 2025 and 2024. All fees were pre-approved by the Audit and Finance Committee consistent with the pre-approval procedures described below.

Fee Category	2025	2024
Audit fees (including financial statement audits, review of interim financial statements, comfort letters, consents, and review of registration statements)	$1,176,500	$1,002,000
Tax compliance services	216,308	262,926
Tax consultation services	13,100	196,390
Subsidiary audits and related matters	115,966	575,725
Accounting research and disclosure checklist tools	2,780	2,780
TOTAL	$1,524,654	$2,039,821

Pre-Approval of Audit and Non-Audit Services

All of the KPMG LLP fees for 2025 and 2024 shown above were pre-approved by the Audit and Finance Committee. The Audit and Finance Committee pre-approves all audit and other permitted non-audit services provided by our independent registered public accounting firm. Pre-approval is generally provided for up to one year, is detailed as to the particular category of services and is subject to a monetary limit. Our independent registered public accounting firm and senior management periodically report to the Audit and Finance Committee the extent of services provided by the independent registered public accounting firm in accordance with the pre-approval, and the fees for the services performed to date. The Audit and Finance Committee may also pre-approve particular services on a case-by-case basis.

Vote Required

To approve Proposal 6, a majority of the votes cast by stockholders present in person or by proxy and voting on the matter must vote FOR Proposal 6. If your shares are held by your broker, bank, or nominee in “street name,” and you do not vote your shares, your broker, bank, or nominee has authority to vote your unvoted shares on Proposal 6. If the broker, bank, or nominee does not vote your unvoted shares, there will be no effect on the vote because these “broker non-votes” are not considered to be voting on the matter. Abstentions and “broker non-votes” will not be counted as votes cast or shares voting on Proposal 6, and will have no effect on the vote.

The Board of Directors recommends a vote FOR Proposal 6.

REPORT OF THE AUDIT AND FINANCE COMMITTEE

The Audit and Finance Committee of the Board consists entirely of independent directors who are not officers or employees of Agenus. The Board has adopted a written charter for the Audit and Finance Committee, the current version of which is available on our website https://investor.agenusbio.com/corporate-governance. No material on our website is part of this proxy statement.

In the course of its oversight of the Company’s reporting process, the Audit and Finance Committee of the Board has (1) reviewed and discussed with management the Company’s audited consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting for the fiscal year ended December 31, 2025, (2) discussed with KPMG LLP, our independent registered public accounting firm, the matters required to be discussed pursuant to the applicable requirements of the Public Company Accounting Oversight Board and SEC, and (3) discussed with KPMG LLP matters relating to its independence, including a review of audit and non-audit fees and the written disclosures and letter from KPMG LLP pursuant to applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit and Finance Committee concerning independence.

Based on the foregoing review and discussions, the Audit and Finance Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 for filing with the SEC.

By the Audit and Finance Committee,

Thomas Harrison, Chair

Susan Hirsch

Timothy R. Wright

ADDITIONAL INFORMATION

Stockholder Proposals for 2027 Annual Meeting of Stockholders

Proposals to be included in the Company’s proxy statement. Under SEC rules, if a stockholder wants us to include a proposal in our proxy statement and form of proxy for presentation at our 2027 Annual Meeting of Stockholders, the proposal must comply with Rule 14a-8 under the 1934 Act and must also meet the advance notice requirements in our bylaws applicable to all stockholder proposals (as described in the following paragraphs).

Proposals to be brought before an annual meeting. Under our bylaws, a stockholder must follow certain procedures to nominate persons for election as directors or to introduce an item of business at an annual meeting of stockholders. Among other requirements, these procedures require any nomination or proposed item of business to be submitted in writing to our Chairman of the Board or Corporate Secretary at our principal executive offices. Assuming our 2027 Annual Meeting of Stockholders is not more than 30 days before or 30 days after June 16, 2027, if you wish to bring business before the 2027 Annual Meeting of Stockholders, you must give us written notice by December 31, 2026.

However, if at least 60 days’ notice or prior public disclosure of the date of the 2027 Annual Meeting of Stockholders is given or made and the date of the 2027 Annual Meeting of Stockholders is not within 30 days before or after June 16, 2027, notice by the stockholder must be received by the Company 45 days prior to the date of the 2027 Annual Meeting of Stockholders. If less than 60 days’ notice or prior public disclosure of the date of the 2027 Annual Meeting of Stockholders is given or made and the date of the 2027 Annual Meeting of Stockholders is not within 30 days before or after June 16, 2027, notice by the stockholder must be received by the Company no later than 15 days after the date Agenus sends notice of the 2027 Annual Meeting of Stockholders. If a stockholder fails to provide timely notice of a proposal to be presented at the 2027 Annual Meeting of Stockholders, the proxies designated by the Board will have discretionary authority to vote on the proposal.

In addition, stockholders who intend to solicit proxies in support of director nominees other than the Board's nominees must also provide written notice to our Chairman of the Board or Corporate Secretary that sets forth all the information required by Rule 14a-19 of the 1934 Act.

Householding of Meeting Materials

Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement or annual report may have been sent to multiple stockholders in your household. We will promptly provide a separate copy of either document to you if you contact Investor Relations at Agenus Inc., 3 Forbes Road, Lexington, Massachusetts 02421, or telephone or e-mail Investor Relations at 781-674-4400 or investor@agenusbio.com. If you want to receive separate copies of the annual report and proxy statement in the future or if you are receiving multiple copies and would like to receive only one printed copy for your household, you should contact your bank, broker or other nominee record holders, or you may contact us.

Documents Incorporated by Reference

The financial statements from our Annual Report on Form 10-K for the year ended December 31, 2025 are incorporated by reference herein.

Forward-Looking Statements

This Proxy Statement contains forward-looking statements made pursuant to the safe-harbor provisions of the federal securities laws, including statements regarding our botensilimab and balstilimab programs, expected regulatory timelines and filings, expected enrollment in BATTMAN, expansion of the French AAC and other paid named-patient programs, and expectations regarding the U.S. regulatory environment. Words such as “may,” “believes,” “expects,” “anticipates,” “hopes,” “intends,” “plans,” “forecasts,” “estimates,” “will,” “establish,” “potential,” “superiority,” “best in class,” and similar expressions are intended to identify forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially, including the factors described under the Risk Factors section of our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q filed with the SEC. We caution investors not to place undue reliance on any forward-looking statements and do not undertake to update them except as required by law.

APPENDIX A

AMENDMENT TO

AGENUS INC.

2019 EMPLOYEE STOCK PURCHASE PLAN

The 2019 Employee Stock Purchase Plan of Agenus Inc. (as amended, the “Plan”) be and hereby is amended as follows:

1. Section 3(a) of the Plan is hereby deleted in its entirety and replaced it with the following:

(a) Number of Shares. Subject to adjustment as provided in Section 16, 200,000 shares of Stock are available for purchase pursuant to the exercise of Options granted under the Plan (the “Share Pool”). Shares of Stock will not be treated as issued under the Plan, and will not reduce the Share Pool, unless and until, and to the extent, the shares are actually issued pursuant to the exercise of Options under the Plan. If any Option expires or terminates for any reason without having been exercised in full or ceases for any reason to be exercisable in whole or in part, the unpurchased shares of Stock subject to such Option will not reduce the Share Pool. If, on any Exercise Date, the total number of shares of Stock that would otherwise be subject to Options granted under the Plan exceeds the number of shares then available in the Share Pool, the Administrator will make a pro rata allocation of the shares remaining available in as uniform a manner as practicable and as it determines to be equitable. In such event, the Administrator will give written notice to each Participant affected by such reduction.

Except as set forth above, the remainder of the Plan remains in full force and effect.

A-1

APPENDIX B

AMENDMENT TO

AGENUS INC.

2019 EQUITY INCENTIVE PLAN

The 2019 Equity Incentive Plan of Agenus Inc. (as amended, the “Plan”) be and hereby is amended as follows:

1. Section 4(a) of the Plan is hereby deleted in its entirety and replaced it with the following:

(a) Number of Shares. Subject to adjustment as provided in Section 7(b), the number of shares of Stock that may be issued in satisfaction of Awards under the Plan is (i) 17,050,000 shares of Stock, plus (ii) the number of shares of Stock available for issuance under the Prior Plan as of the date the Plan was originally adopted by stockholders of the Company in 2019 (which will not exceed 263,112 shares), plus (iii) the number of shares of Stock underlying awards under the Prior Plan (which will not exceed 982,776 shares) that on or after the date the Plan was originally adopted by stockholders of the Company in 2019 expire or terminate or are surrendered without the delivery of shares of Stock, are forfeited to, or repurchased by, the Company, or otherwise become available again for grant under the Prior Plan, in each case, in accordance with its terms (collectively, the “Share Pool”). Up to 17,050,000 of the shares of Stock from the Share Pool may be issued in satisfaction of ISOs, but nothing in this Section 4(a) will be construed as requiring that any, or any fixed number of, ISOs be granted under the Plan. For purposes of this Section 4(a), the number of shares of Stock issued in satisfaction of Awards will be determined (i) by reducing the Share Pool by the number of shares of Stock withheld by the Company in payment of the exercise price or purchase price of the Award or in satisfaction of tax withholding requirements with respect to the Award, (ii) by reducing the Share Pool by the full number of shares covered by a SAR any portion of which is settled in Stock (and not only the number of shares of Stock delivered in settlement), and (iii) by increasing the Share Pool by any shares of Stock underlying Awards settled in cash or that expire, become unexercisable, terminate or are forfeited to or repurchased by the Company without the issuance (or retention, in the case of Restricted Stock) of Stock. For the avoidance of doubt, the Share Pool will not be increased by any shares of Stock delivered under the Plan that are subsequently repurchased using proceeds directly attributable to Stock Option exercises. The limits set forth in this Section 4(a) will be construed to comply with the applicable requirements of Section 422.

Except as set forth above, the remainder of the Plan remains in full force and effect.

B-1

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AGENUS INC.
3 FORBES ROAD
LEXINGTON, MA 02421

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 06/15/2026 for shares held directly and by 11:59 P.M. ET on 06/11/2026 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/AGEN2026**
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 06/15/2026 for shares held directly and by 11:59 P.M. ET on 06/11/2026 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

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KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

Nominees	For	Withhold
1a. Garo Armen	☐	☐
1b. Jennifer Buell	☐	☐

The Board of Directors recommends you vote FOR the following proposals:

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date		Signature (Joint Owners)	Date

0000706756_1 R2.09.05.010

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com

AGENUS INC.
Annual Meeting of Stockholders
June 16, 2026 at 10:00 AM
This proxy is solicited on behalf of the Board of Directors

The undersigned stockholder(s) of Agenus Inc. (the "Company") hereby appoint Garo H. Armen, Ph.D. the attorney and proxy of the undersigned, with full power of substitution, to vote on behalf of the undersigned all of the shares of capital stock of the Company that the undersigned is/are entitled to vote at the Annual Meeting of Stockholders of the Company to be held on June 16, 2026, via live webcast at www.virtualshareholdermeeting.com/AGEN2026, and all adjournments thereof, hereby revoking any proxy heretofore given with respect to such shares.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR ALL PROPOSALS. IN THEIR DISCRETION, THE PROXIES ARE ALSO AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. PLEASE SIGN AND MAIL THIS PROXY TODAY.

Continued and to be signed on reverse side

0000706756_2 R2.09.05.010